Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

AVAGO TECHNOLOGIES LIMITED,

AVAGO TECHNOLOGIES WIRELESS (U.S.A.) MANUFACTURING INC.,

LEOPOLD MERGER SUB, INC.

AND

LSI CORPORATION

December 15, 2013

TABLE OF CONTENTS

		PAGE

ARTICLE 1. DEFINITIONS		2

Section 1.01	Definitions	2
Section 1.02	Definitional and Interpretative Provisions	16

ARTICLE 2. DESCRIPTION OF THE TRANSACTION		17

Section 2.01	The Closing	17
Section 2.02	The Merger	17

ARTICLE 3. CONVERSION OF SECURITIES		19

Section 3.01	Effect of Merger on Capital Stock	19
Section 3.02	Election Procedures; Surrender and Payment	20
Section 3.03	Lost Certificates	25
Section 3.04	Withholding Rights	22
Section 3.05	Treatment of Company Compensatory Awards	22
Section 3.06	Dissenting Shares	25

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY		25

Section 4.01	Corporate Existence and Power	26
Section 4.02	Corporate Authorization	26
Section 4.03	Governmental Authorization	27
Section 4.04	Non-Contravention	27
Section 4.05	Capitalization; Subsidiaries	28
Section 4.06	Company SEC Documents; Company Financial Statements	29
Section 4.07	Absence of Certain Changes	31
Section 4.08	No Undisclosed Liabilities	31
Section 4.09	Company Material Contracts	31
Section 4.10	Compliance with Applicable Laws	35
Section 4.11	Litigation	36
Section 4.12	Real Property	36
Section 4.13	Properties	37
Section 4.14	Intellectual Property	38
Section 4.15	Insurance Coverage	40
Section 4.16	Licenses and Permits	40
Section 4.17	Tax Matters	41
Section 4.18	Employees and Employee Benefit Plans	42
Section 4.19	Environmental Matters	45
Section 4.20	Affiliate Transactions	46
Section 4.21	Customers; Suppliers	46

i

ii

Exhibit A	Certificate of Merger

Exhibit B	Form of Resignation of Directors of the Company

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 15, 2013, is entered into by and among LSI Corporation, a Delaware corporation (the “Company”), Avago Technologies Limited, a limited company organized under the laws of the Republic of Singapore (“Ultimate Parent”), Avago Technologies Wireless (U.S.A.) Manufacturing Inc., a Delaware corporation and an indirect wholly owned subsidiary of Ultimate Parent (“Parent”), and Leopold Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the board of directors of Merger Sub and the board of directors of the Company (the “Company Board of Directors”) have approved and declared advisable and in the best interests of each corporation and its respective stockholders, and the board of directors of Ultimate Parent and the board of directors of Parent have approved and declared advisable, this Agreement and the transactions contemplated hereby, including the merger of Merger Sub with and into the Company, with the Company as the surviving corporation (the “Merger”), as more fully provided in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the Company Board of Directors has unanimously resolved to recommend to its stockholders the adoption of this Agreement;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as an inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company are executing voting agreements in favor of Parent (the “Support Agreements”); and

WHEREAS, Ultimate Parent, Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Ultimate Parent, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE 1.

DEFINITIONS

Section 1.01 Definitions.

(a) As used in this Agreement, the following terms have the following meanings:

“Acquired Companies” means, collectively, the Company and each of its Subsidiaries.

“Acquired Company Employees” mean all employees of the Acquired Companies who (i) at the Effective Time, continue their employment with the Acquired Companies, or (ii) remain or become, at the Effective Time, employees of the Surviving Corporation as required by Applicable Law.

“Acquired Company Service Providers” mean all non-employee service providers of the Acquired Companies who, at the Effective Time, continue their service with the Acquired Companies, other than any such service providers who are ineligible to be included on a registration statement filed by Parent on Form S-8.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement or other proposal or offer from Ultimate Parent, Parent or any of their Subsidiaries, any expression of interest, proposal or offer (whether or not in writing) involving: (i) the sale, lease, exchange, transfer, license, disposition (including by way of liquidation or dissolution of one or more of the Acquired Companies) or acquisition of any business or businesses or assets that, in any such case, constitute or account for 15% or more of the consolidated net revenues, net income or net assets of the Acquired Companies, taken as a whole; or (ii) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction (other than any such transaction by any Company Subsidiary by or with the Company or any other Company Subsidiary) (A) in which a Person or “group” (as defined in the Exchange Act) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of the Company or (B) in which the Company issues securities representing more than 15% of any class of its outstanding voting securities.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing.

“Applicable Law” means, with respect to any Person, any federal, state, local, municipal, foreign or other law, constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or the Republic of Singapore are authorized or required by Applicable Law to close.

“CFIUS” means the Committee on Foreign Investment in the United States or any successor body.

“CFIUS Clearance” means that any review or investigation by CFIUS of the transactions contemplated by this Agreement shall have been concluded, and either (i) the parties shall have received written notice that a determination by CFIUS has been made that there are no unresolved issues of national security in connection with the transactions contemplated by this Agreement, or (ii) the President of the United States shall have determined not to use his powers pursuant to Exon-Florio to unwind, suspend or prohibit the consummation of the transactions contemplated by this Agreement.

“Closing Date Payments” means (i) the payment in full, in cash, of the aggregate Merger Consideration, RSU Consideration and Option Consideration required to be paid by Parent and Merger Sub in connection with the consummation of the Transaction, (ii) the payment of all costs, fees and expenses required to be paid by Parent and Merger Sub in connection with the Merger and the Debt Financing and (iii) the payment of any other amounts required to be paid by Parent and Merger Sub in connection with the consummation of the Transaction.

“Code” means the Internal Revenue Code of 1986.

“Company Balance Sheet” means the consolidated unaudited balance sheet of the Company as of September 29, 2013 and the notes thereto, as contained in the Company SEC Documents.

“Company Balance Sheet Date” means September 29, 2013.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the common stock, $0.01 par value, of the Company.

“Company Compensatory Award” means each Company Option, Company RSU and other equity-based award denominated in Company Common Stock that was granted pursuant to a Company Stock Plan.

“Company Disclosure Schedule” means the disclosure schedule dated the date of this Agreement regarding this Agreement that has been provided by the Company to Parent.

“Company ESPP” means the Company’s Employee Stock Purchase Plan, as amended.

“Company IP” means all Intellectual Property Rights and Technology owned or purported to be owned by any Acquired Company.

“Company IP Contract” means any Contract to which any Acquired Company is party or by which any Acquired Company is bound, that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company IP or any Technology or Intellectual Property Rights developed by, with, or for any Acquired Company, or licensed by, with or to any Acquired Company.

“Company Material Adverse Effect” means any effect, event, change, occurrence, development or state of facts (whether or not foreseeable as of the date of this Agreement) that, individually or when taken together with all other effects, events, changes, occurrences, developments or states of facts, is or would reasonably be expected to be materially adverse to the business, assets, liabilities, results of operations or financial condition of the Acquired Companies, taken as a whole; provided, that in no event shall any of the following be considered in determining whether such material adverse effect has occurred or would reasonably be expected to occur: (i) any change in general economic or political conditions in the United States or any other country or region in the world in which the Acquired Companies conduct business (but only, in each case, to the extent such changes do not, individually or in the aggregate, have a disproportionate impact on the Acquired Companies, taken as a whole, relative to other Persons in similar businesses); (ii) any change in the financial, credit or securities markets in general (including changes in interest rates and exchange rates) in the United States or any other country or region in the world in which the Acquired Companies conduct business (but only, in each case, to the extent such changes do not, individually or in the aggregate, have a disproportionate impact on the Acquired Companies, taken as a whole, relative to other Persons in similar businesses); (iii) any events, circumstances, changes or effects that affect the industries in which any of the Acquired Companies operate (but only, in each case, to the extent such events, circumstances, changes or effects do not, individually or in the aggregate, have a disproportionate impact on the Acquired Companies, taken as a whole, relative to other Persons in similar businesses); (iv) any change in GAAP, other applicable accounting rules or Applicable Law applicable to the Acquired Companies, the operation of the business of any Acquired Company, or any of their respective properties or assets (but only, in each case, to the extent such changes do not, individually or in the aggregate, have a disproportionate impact on the Acquired Companies, taken as a whole, relative to other Persons in similar businesses); (v) any changes in the market price or trading volume of the capital stock of the Company or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such changes or failures may be considered in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect); (vi) acts of war or terrorism, earthquakes, hurricanes, tsunamis, tornados, floods, mudslides, wild fires or other natural disasters and other similar events in the United States or any other country or region in the world in which the Acquired Companies conduct business (but only, in each case, to the extent such disasters or events do not, individually or in the aggregate, have a disproportionate impact on the Acquired Companies, taken as a whole, relative to other

Persons in similar businesses); (vii) the entry into, announcement and pendency of this Agreement and the transactions contemplated hereby and the performance of this Agreement by the Acquired Companies (including, for the avoidance of doubt, (A) any loss of revenue or earnings, or (B) any loss of, or change in, the relationship of the Company or any of its Subsidiaries, contractual or otherwise, with its customers, suppliers, vendors, lenders, employees or investors, in either case, arising out of the execution, delivery or performance of this Agreement and the pendency of the transactions contemplated hereby); or (viii) the existence of any litigation, in and of itself (but, for the avoidance of doubt, not the facts or circumstances underlying such litigation), arising from allegations of a breach of fiduciary duty relating to this Agreement or the transactions contemplated by this Agreement.

“Company Option” means any option to purchase Company Common Stock which was granted pursuant to a Company Stock Plan.

“Company Preferred Stock” means the preferred stock, $0.01 par value, of the Company.

“Company Products” means the products and services currently designed, developed, manufactured, offered, provided, marketed, licensed, sold, distributed, supported or otherwise made available by or for any Acquired Company, including any product or service currently under development by any Acquired Company.

“Company RSU” means any restricted stock unit with respect to Company Common Stock which was granted pursuant to a Company Stock Plan.

“Company Stock Plans” means the Company’s 2003 Equity Incentive Plan, as amended, the Company’s 1999 Nonstatutory Stock Option Plan, as amended, the Company’s Amended and Restated 1991 Equity Incentive Plan, as amended, the Company’s 1995 Director Option Plan, the Agere Systems Inc. Non-Employee Director Stock Plan, as amended, the Agere Systems Inc. 2001 Long Term Incentive Plan, the Syntax Systems, Inc. Restated Stock Option Plan, the Syntax Systems, Inc. Option to Purchase Syntax Stock Agreement with Joseph M. Marvin dated January 13, 1999, and the Sandforce, Inc. 2007 Stock Plan, as amended.

“Company Termination Fee” means an amount equal to $200,000,000.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Permit).

“consult” means, for purposes of Section 6.01, to provide two Business Days’ prior written notice and a reasonable opportunity for Ultimate Parent and Parent to discuss with the Company’s Chief Executive Officer the matters referred to in the notice.

“Contract” means any contract, agreement, indenture, note, bond, loan, license, sublicense, subcontract, purchase order, instrument, lease or any other binding commitment, arrangement or undertaking of any nature, whether oral or written.

“Custom ASIC Business” means the Acquired Companies’ past and current business of designing, developing, selling and otherwise exploiting customized integrated circuits and related Technology, including features, functionality and enhancements designed for specific customers of the Acquired Companies or based on such customers’ specifications.

“Debt Commitment Letters” means the debt commitment letters attached as Section 1.01 of the Parent Disclosure Schedule, as amended, supplemented or replaced in compliance with this Agreement or as required by Section 7.08(b) following a Financing Failure Event.

“Debt Financing” means the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Letters, including any related engagement letters.

“Debt Financing Documents” means the agreements, documents and certificates contemplated by the Debt Financing, including: (i) all credit agreements, loan documents, and security documents pursuant to which the Debt Financing will be governed or contemplated by the Debt Commitment Letters; (ii) customary officer, secretary, solvency and perfection certificates contemplated by the Debt Commitment Letters or reasonably requested by Parent or its Financing Sources; (iii) all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the U.S.A. PATRIOT Act of 2001; and (iv) customary agreements, documents or certificates that facilitate the creation, perfection or enforcement of liens securing the Debt Financing contemplated by the Debt Commitment Letters as are reasonably requested by Parent or its Financing Sources.

“Environmental Laws” means Applicable Laws governing pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata and natural resources), including Applicable Laws governing production, use, storage, treatment, transportation, disposal, handling, emissions, discharges, releases or threatened releases of, or exposure to, Hazardous Substances or the investigation, clean-up or remediation of Hazardous Substances.

“Environmental Permits” means applicable permits, licenses, certificates, approvals and authorizations of Governmental Authorities required by Environmental Laws for the business of the Acquired Companies.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“FCPA” means the Foreign Corrupt Practices Act of 1977.

“Financing Deliverables” means the following documents to be delivered in connection with the Debt Financing: (i) customary perfection certificates required in connection with the Debt Financing, corporate organizational documents and customary evidence of authorization and good standing certificates for the Acquired Companies that are guarantors under the Debt Financing in jurisdictions of formation/organization contemplated by the Debt Commitment Letters or reasonably requested by Parent or its Financing Sources; (ii) documentation and other information reasonably requested by Parent to evidence compliance with laws including (A) as may be required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, and (B) OFAC, FCPA and the Investment Company Act; (iii) customary evidence of property and liability insurance of the Acquired Companies; (iv) customary authorization letters in connection with the Marketing Material about the Company and its Subsidiaries and their securities in the public-side version of documents distributed to prospective lenders (including with respect to presence or absence of material non-public information about the Company and its Subsidiaries and their securities in the public side version of documents distributed to prospective lenders and accuracy of the information contained therein); and (v) customary agreements, documents or certificates that facilitate the creation, perfection or enforcement, in each case as of the Effective Time, of liens securing such Debt Financing (including original copies of all certificated securities of wholly-owned material domestic subsidiaries of the Company, surveys and title insurance as may be required to be delivered at the Closing by the Financing Sources under the terms of the definitive documentation for the Debt Financing) as are reasonably requested by Parent or its Financing Sources.

“Financing Failure Event” means any of the following: (i) the commitments with respect to all or a material portion of the Debt Financing expiring or being terminated; (ii) for any reason, all or any portion of the Debt Financing becoming unavailable; or (iii) a breach or repudiation by any party to the Debt Commitment Letters (other than Parent or any of its Affiliates) resulting in the Debt Financing becoming unavailable; in each case, that excuses performance by Parent of its obligations under the Debt Commitment Letters and any related fee letters.

“Financing Information” means: (i) audited consolidated balance sheets and related statements of income and cash flows of the Company for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date, and (ii) unaudited consolidated balance sheets and related statements of income and cash flows of the Company for each subsequent fiscal quarter ended at least 45 days prior to the Closing Date (but excluding the fourth quarter of any fiscal year).

“Financing Sources” means the entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing or other financings in connection with the transactions contemplated hereby, including the parties to any joinder agreements or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates, and their respective Affiliates’ officers, directors, employees, agents and other Representatives and their respective successors and assigns.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, organization, unit or body and any court or other tribunal); (iv) any non-governmental agency, tribunal or entity that is vested by a governmental agency with applicable jurisdiction; or (v) self-regulatory organization (including NASDAQ).

“Hazardous Substances” means any hazardous or toxic pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, or reactive substance, waste or material, including petroleum, its derivatives, by-products and petroleum hydrocarbons, regulated under applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“In-the-Money Company Options” means Company Options with an exercise price per share of Company Common Stock subject thereto that is less than the Merger Consideration.

“Intellectual Property Rights” means and includes all past, present and future rights of the following types anywhere in the world, whether now known or hereafter existing under the laws of any jurisdiction: (i) United States and foreign patents, including utility models, industrial designs and design patents, and applications and disclosures relating thereto (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, continuing prosecution applications, provisionals, divisions and substitutions relating to any of the patents and patent applications, as well as all related foreign patent and patent applications that are counterparts to such patents and patent applications (collectively, “Patents”), including all members of the Patent Families of such Patents; (ii) United States and foreign trademarks, trade names, service marks, service names, trade dress, logos, slogans, corporate names, brand names, collective membership marks, certification marks, and other forms of indicia of origin, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof (collectively, “Trademarks”); (iii) rights in works of authorship including any United States and foreign copyrights and rights under copyrights, whether registered or unregistered, including exclusive exploitation rights and moral rights, and any registrations and applications for registration thereof (collectively, “Copyrights”); (iv) United States and foreign mask work rights or equivalents, and registrations and applications for registration thereof; (v) rights in databases and data collections (including knowledge databases, customer lists and customer databases) under the laws of the United States or any other jurisdiction, whether registered or unregistered, and any applications for registration therefor; (vi) trade secret rights and other rights in know-how and confidential or proprietary information (including any rights resulting from research and development, and rights in discoveries, improvements, formulas, compositions, commercially practiced processes, business plans, designs, drawings, specifications, technical data, customer data, financial information, pricing and cost information, bills of material, or other similar information); (vii) URLs and domain names, including any registrations thereof; (viii) inventions (whether or not patentable) and improvements thereto; (ix) all claims and causes of action arising out of or related to any past, current or future infringement, misappropriation, interference or violation of any of the foregoing; and (x) other proprietary or intellectual property rights now known or hereafter recognized in any jurisdiction worldwide.

“Intervening Event” means any event, fact, circumstance, development or occurrence that is material to the Acquired Companies, taken as a whole (other than any event or circumstance resulting from a breach of this Agreement by the Company) that was not known to the Company Board of Directors nor reasonably foreseeable by the Company Board of Directors on or prior to the date of this Agreement which event, fact, circumstance, development or occurrence becomes known to the Company Board of Directors prior to receipt of the Required Company Stockholder Approval; provided, however, that in no event shall any event, fact, circumstance, development or occurrence resulting from or relating to any of the following give rise to an Intervening Event: (i) any Acquisition Proposal; (ii) the public announcement of discussions among the parties regarding a potential transaction, the public announcement, execution, delivery or performance of this Agreement, the identity of Ultimate Parent, Parent or Merger Sub, or the public announcement, pendency or consummation of the transactions contemplated hereby; (iii) any change in the trading price or trading volume of Company Common Stock on NASDAQ or any change in the Company’s credit rating (although for purposes of clarity, any underlying facts, events, changes, developments or set of circumstances, with respect to this clause (iii) relating to our causing such change may be considered, along with the effects or consequences thereof); (iv) the fact that the Company has exceeded or met any projections, forecasts, revenue or earnings predictions or expectations of the Company or any securities analysts for any period ending (or for which revenues or earnings are released) on or after the date hereof (although for purposes of clarity, any underlying facts, events, changes, developments or set of circumstances relating to or causing such material improvement or improvements may be considered, along with the effects or consequences thereof); (v) changes in GAAP, other applicable accounting rules or Applicable Law (including the accounting rules and regulations of the SEC) or, in any such case, changes in the interpretation thereof after the date hereof; or (vi) any changes in general economic or political conditions, or in the financial, credit or securities markets in general (including changes in interest rates, exchange rates, stock, bond and/or debt prices).

“IP Business” means the Acquired Companies’ business of monetizing, asserting, buying, selling, cross-licensing or licensing Patents on a standalone basis apart from the sale, licensing or other exploitation of Company Products. For clarity, the IP Business also includes incidental licenses and other rights under third-party Intellectual Property granted to the Acquired Companies in connection with cross-licensing arrangements or Patent transfers (apart from the sale, licensing or other exploitation of Company Products).

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, (i) with respect to the Acquired Companies the actual knowledge of each of Abhijit Talwalkar, Jeff Richardson, Greg Huff, Bryon Look, Gautam Srivastava, Jean Rankin and Charlie Kawwas, and (ii) with respect to Ultimate Parent, Parent and Merger Sub, the actual knowledge of each of Hock Tan, Anthony Maslowski and Patricia McCall.

“Leased Real Property” means each parcel of real property leased by the Company or one of the other Acquired Companies.

“Lien” means any mortgage, lien, pledge, charge, security interest, deed of trust, right of first refusal, easement, encumbrance or other adverse claim of any kind (excluding licenses of or other grants of rights to use Intellectual Property Rights), including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Marketing Efforts” means all activity reasonably undertaken (or proposed to be undertaken) in connection with the syndication or other marketing of the Debt Financing, including (i) the direct participation by the Company’s senior management team in (A) assisting with the preparation of the Marketing Material and due diligence sessions related thereto and (B) a reasonable number of meetings with prospective lenders and debt investors at locations to be mutually agreed and (ii) the delivery of customary authorization letters (which shall include a customary negative assurance representation) in connection with the Marketing Material (including with respect to presence or absence of material non-public information about the Company and its Subsidiaries and their securities in the public-side version of documents distributed to prospective lenders and accuracy in all material respects of the information contained therein).

“Marketing Material” means each of the following: (i) customary bank books, information memoranda and other information packages regarding the business, operations, financial condition, projections and prospects of the Acquired Companies, including all customary information relating to the transactions contemplated hereunder; and (ii) all other customary marketing material contemplated by the Debt Commitment Letters or reasonably requested by Parent or its Financing Sources in connection with the syndication or other marketing of the Debt Financing.

“Marketing Period” means the first period of 15 consecutive calendar days commencing on or after January 6, 2014 after which Parent and its Financing Sources shall have had access to all requested Financing Information; provided that (i) such period shall end on or prior to August 15, 2014 or commence on or after September 2, 2014 and (ii) the Marketing Period shall end on any earlier date that is the date on which the Debt Financing is consummated. Notwithstanding the foregoing, the “Marketing Period” shall not commence and shall be deemed not to have commenced prior to the date upon which the definitive Proxy Statement is mailed to the stockholders of the Company.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Owned Real Property” means the real property owned, or reflected as owned on the Company Balance Sheet, by any Acquired Company, together with all buildings and other structures, facilities or improvements located thereon.

“Parent Termination Fee” means an amount equal to $400,000,000.

“Patent Family” means (a) all Patents in the same priority chain (i.e., all Patents that claim priority to the same non-provisional application or applications, and all Patents from which priority is claimed by the identified Patent); (b) all corresponding foreign Patents; and (c) all Patents that are subject to a terminal disclaimer that disclaims the term of any such Patent beyond the term of any member of the family.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit or examination commenced, brought, conducted or heard by or before, or otherwise involving, any arbitrator, arbitration panel, court or other Governmental Authority.

“Proxy Statement” means the proxy statement to be sent to the Company’s stockholders in connection with the Company Stockholder Meeting.

“Qualifying Compensatory Company Award” means any Compensatory Company Award the vesting of which is not subject to acceleration as a result of the consummation of the transactions contemplated by this Agreement.

“Registered IP” means all Intellectual Property Rights that are registered, recorded, filed or issued under the authority of any Governmental Authority, including all Patents, registered Copyrights, applications to register Copyrights, registered Trademarks, applications to register Trademarks (including intent-to-use applications), registered mask works, domain names and all applications for any of the foregoing.

“Representatives” means a Person’s officers, directors, employees, agents, attorneys, accountants, advisors and other authorized representatives.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Software” means any and all computer programs, operating systems, applications systems, firmware or software code of any nature, which is currently operational, including all object code, Source Code, RTL code, Gerber files, GDSII files, executable code, data files, rules, definitions or methodology derived from the foregoing, and any derivations, updates, enhancements and customizations of any of the foregoing, and any related processes, know-how, APIs, user interfaces, command structures, menus, buttons and icons, flow-charts, and related documentation, operating procedures, methods, tools, developers’ kits, utilities, developers’ notes, technical manuals, user manuals and other documentation thereof, including comments and annotations related thereto, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

“Source Code” means Software in human-readable form, including related programmer comments and annotations, build scripts, test scripts, help text, data and data structures, instructions and other documentation for such computer software code that enables a programmer to understand and modify such Software.

“Standard Software” means generally commercially available, “off-the-shelf” or “shrink-wrapped” Software that is not redistributed with or used in the development or provision of the Company Products.

“Standards Body” means any, standard setting organization, industry body or other group that is involved in setting, publishing or developing any industry standards applicable to the products or services offered, provided, distributed or sold by the Acquired Companies or the Patents included in the Company IP.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person (and which, in the case of the Company, excludes Silicon Manufacturing Partners Pte Ltd.).

“Superior Proposal” means any bona fide written Acquisition Proposal (with all references to 15% in the definition of Acquisition Proposal being treated as references to 50% for these purposes) that is made by a third party that the Company Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, is reasonably capable of being consummated, and if consummated would be more favorable to the Company’s stockholders (in their capacity as such) from a financial point of view than the Transaction, taking into account (i) all financial, regulatory, legal and other aspects of such Acquisition Proposal (including the existence of financing conditions, the conditionality of any financing commitments and the likelihood and timing of consummation) and (ii) any adjustment to the terms and conditions of this Agreement agreed to by Parent and Ultimate Parent in writing pursuant to Section 6.03(f) in response to such Acquisition Proposal.

“Tax” means any and all taxes, including any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit, custom duty, escheat or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax (United States (federal, state or local) or foreign).

“Tax Return” means any return, report, declaration, claim for refund, information return or other document (including schedules thereto, other attachments thereto, amendments thereof, or any related or supporting information) filed or required to be filed with any taxing authority in connection with the determination, assessment or collection of any Tax, or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Technology” means and includes diagrams, inventions (whether or not patentable), invention disclosures, know-how, methods, network configurations and architectures, proprietary information, protocols, layout rules, schematics, semiconductor design information, including, bills of material, build instructions, test instructions, test reports, performance data, tooling requirements, procedures, manufacturing processes, packaging and other specifications, verification tools, development tools, technical data, Software, algorithms, subroutines, methods, techniques, URLs, IP cores, net lists, photomasks, domain names, web sites, works of authorship, drawings, graphics, documentation (including lab notebooks, instruction manuals, samples, studies and summaries), databases and data collections, advertising copy, marketing materials, product roadmaps, personnel information, supplier information, customer lists, customer contact and registration information, customer correspondence, customer purchasing histories and any other forms of technology, in each case whether or not embodied in any tangible form and including all tangible embodiments of any of the foregoing.

“Transaction” means the Merger and the other transactions contemplated by this Agreement.

“Triggering Event” shall be deemed to have occurred if: (i) the Company Board of Directors shall have effected a Change of Board Recommendation; (ii) the Company shall have failed to include in the Proxy Statement the Company Board Recommendation or a statement to the effect that the Company Board of Directors has determined that the Transaction is in the best interests of the Company’s stockholders; (iii) the Company Board of Directors shall have approved, endorsed or recommended any Acquisition Proposal; (iv) the Company shall have entered into any letter of intent or any other Contract relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 6.03(d)); (v) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its securityholders, within ten Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; (vi) an Acquisition Proposal is publicly announced, and the Company fails to issue a press release reaffirming the Company Board Recommendation within ten Business Days after such Acquisition Proposal is announced; or (vii) any of the Acquired Companies or any Representative of any of the Acquired Companies shall have breached in any material respect any provision of Section 6.03.

“Ultimate Parent Ordinary Shares” means the ordinary shares, no par value, of Ultimate Parent.

“Willful Breach” means a willful, intentional and material breach of this Agreement by a party hereto having knowledge that the action taken or not taken constitutes a breach of this Agreement.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
401(k) Plan	6.05
4062(e) Event	4.18(d)
7.08 Indemnitees	7.08(a)
Agreement	Preamble
Alternative Acquisition Agreement	6.03(g)(i)
Anti-Takeover Law	4.24
Antitrust Laws	4.03
Assumed Option	3.05(b)
Assumed RSU	3.05(d)
Book-Entry Shares	3.01(b)
Cancelled Shares	3.01(d)
Capitalization Date	4.05(a)
Cashed Out Company Options	3.05(a)
Cashed Out Company RSUs	3.05(e)
Cashed Out Compensatory Awards	3.05(e)
Certificate	3.01(b)
Certificate of Merger	2.02(a)
Change of Board Recommendation	6.02(c)
Closing	2.01
Closing Date	2.01
Company	Preamble
Company Board of Directors	Recitals
Company Board Recommendation	4.02(b)
Company Closing Certificate	8.02(d)(i)
Company Cure Period	9.01(h)
Company ESPP Rights	7.04(b)
Company Financial Advisor	4.22
Company Financial Statements	4.06(b)
Company Fundamental Representations	8.02(a)(i)
Company Material Contract	4.09(a)
Company Parties	9.03(h)
Company Restricted Cash	3.05(f)
Company Restricted Stock	3.05(f)
Company SEC Documents	4.06(a)
Company Securities	4.05(c)
Company Separation Agreement	7.09(d)
Company Software	4.14(h)
Company Stockholder Meeting	6.02(a)
Confidentiality Agreement	7.03(a)
Copyrights	1.01
D&O Indemnitee	7.05(a)
D&O Insurance	7.05(b)
Delaware Secretary of State	2.02(a)
DGCL	Recitals
Dissenting Share	3.06(a)
Effective Time	2.02(a)
Employee Plans	4.18(b)
End Date	9.01(b)

Term	Section
Enforceability Exceptions	4.02(a)
Exchange Fund	3.02(a)
Exchange Ratio	3.05(b)
Exon-Florio	7.01(c)
Final Exercise Date	7.04(b)
Foreign Plan	4.18(c)
Intervening Event Notice Period	6.03(f)(i)
Lender Group	9.03(f)
Malicious Code	4.14(h)
Merger	Recitals
Merger Consideration	3.01(a)
Merger Sub	Preamble
NDA	4.09(a)(ii)
Notice Period	6.03(g)(i)
Option Consideration	3.05(a)
Original Date	6.02(b)
Other Interested Party	6.03(c)
Parent	Preamble
Parent Closing Certificate	8.03(c)
Parent Cure Period	9.01(i)
Parent Fundamental Representations	8.03(a)(i)
Parent Parties	9.03(f)
Parent Plans	7.09(b)
Patents	1.01
Paying Agent	3.02(a)
PBGC	4.18(d)
Pension Plan	4.18(d)
Permits	4.16
Permitted Liens	4.13(a)(vi)
Real Property Lease	4.12(b)
Related Person	4.20
Required Company Stockholder Approval	4.02(a)
RSU Consideration	3.05(e)
Sarbanes-Oxley Act	4.06(d)
Seller Related Party	9.03(j)
Significant Customer	4.21(a)
Significant Supplier	4.21(b)
Support Agreements	Recitals
Surviving Corporation	2.02(a)
Trademarks	1.01
U.S. Employee Plans	4.18(f)
Ultimate Parent	Preamble
WARN Act	4.18(m)

Section 1.02 Definitional and Interpretative Provisions.

(a) The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.

(c) All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(d) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.

(f) The use of the word “or” shall not be exclusive unless expressly indicated otherwise.

(g) The word “party” shall, unless the context otherwise requires, be construed to mean a party to this Agreement. Any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns.

(h) Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful currency of the United States.

(i) A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or related to such legislation.

(j) The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(k) Unless otherwise specifically indicated, any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein shall mean such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent.

(l) Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. No prior draft of this Agreement nor any course of performance or course of dealing shall be used in the interpretation or construction of this Agreement. No parol evidence shall be introduced in the construction or interpretation of this Agreement unless the ambiguity or uncertainty in issue is plainly discernable from a reading of this Agreement without consideration of any extrinsic evidence. Although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision shall be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content). The doctrine of election of remedies shall not apply in constructing or interpreting the remedies provisions of this Agreement or the equitable power of a court considering this Agreement or the transactions contemplated hereby.

(m) Other than any Company SEC Document publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System, a document shall be deemed to have been “made available” to Parent only if such document has been made available in the virtual data room established by the Company for the purposes of the transactions contemplated by this Agreement no later than 11:59 p.m. (Pacific Time) on December 13, 2013.

ARTICLE 2.

DESCRIPTION OF THE TRANSACTION

Section 2.01 The Closing. The consummation of the Transaction (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025 at 8:00 a.m. local time on a date to be specified by the parties, which shall be no later than the third Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last of the conditions set forth in Article 8 to be satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), or at such other date, time or location as Parent and the Company may otherwise agree in writing; provided that, if the Marketing Period has not ended at the time of the satisfaction or waiver of all of the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied at the Closing, provided that such conditions are reasonably capable of being satisfied), the Closing shall not occur until the earlier to occur of (a) a date during the Marketing Period specified by Parent on three Business Days written notice to the Company and (b) the first Business Day following the final day of the Marketing Period (subject in each case to the satisfaction or waiver of all of the conditions set forth in Article 8 for the Closing as of the date determined pursuant to this proviso). The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”

Section 2.02 The Merger.

(a) Contemporaneously with, or as promptly as practicable after the Closing, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a certificate of merger in the form attached hereto as Exhibit A (the “Certificate of Merger“)

and executed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in order to consummate the Merger. The Merger shall become effective at the time the Certificate of Merger has been filed with the Delaware Secretary of State or at such later time as shall be agreed upon by Parent and the Company and specified in the Certificate of Merger (the “Effective Time”). As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue its existence as a wholly owned subsidiary of Parent under the laws of the State of Delaware. The Company, in its capacity as the corporation surviving the Merger, is sometimes referred to in this Agreement as the “Surviving Corporation.”

(b) The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.

(c) Subject to Section 7.05, at the Effective Time, (i) the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation, except that the name of the corporation set forth therein shall be changed to the name of the Company, and (ii) the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, except that the name of the corporation set forth therein shall be changed to the name of the Company, in each case, until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation or bylaws.

(d) From and after the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation and, unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, in each case, until their respective successors are duly elected and qualified in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. On or prior to the Closing Date, the Company shall deliver to Parent resignations of the directors of the Company to be effective as of the Effective Time, in the form attached hereto as Exhibit B.

(e) If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the property, rights, privileges, powers and franchises of the Company or (ii) otherwise carry out the provisions of this Agreement, the Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such property, rights, privileges, powers and franchises in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of the Company or otherwise to take any and all such action.

ARTICLE 3.

CONVERSION OF SECURITIES

Section 3.01 Effect of Merger on Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Ultimate Parent, Parent, Merger Sub or the Company or their respective stockholders, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than the Cancelled Shares and except for any Dissenting Shares) shall be cancelled and extinguished and automatically converted into and shall thereafter represent the right to receive an amount in cash equal to $11.15 (such amount of cash hereinafter referred to as the “Merger Consideration”), payable to the holder thereof, without interest, in accordance with Section 3.02.

(b) From and after the Effective Time, all of the shares of Company Common Stock converted into the Merger Consideration pursuant to this Article 3 shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (each, a “Certificate”) and each holder of a non-certificated share of Company Common Stock represented by book-entry (each, a “Book-Entry Share”) outstanding immediately prior to the Effective Time previously representing any such shares of Company Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive the Merger Consideration, without interest.

(c) Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Merger Consideration shall be equitably adjusted to reflect such reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or stock dividend thereon.

(d) At the Effective Time, all shares of Company Common Stock that are owned directly by Parent or Merger Sub immediately prior to the Effective Time or held in treasury of the Company (in each case, other than any such Company Common Stock held on behalf of third parties) (the “Cancelled Shares”) shall, by virtue of the Merger, and without any action on the part of the holder thereof, be cancelled and retired without any conversion thereof and shall cease to exist and no payment shall be made in respect thereof.

(e) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 3.02 Election Procedures; Surrender and Payment.

(a) Prior to the Effective Time, Parent shall select a reputable bank or trust company to act as Paying Agent in the Merger (the “Paying Agent”) for the payment of (i) the Merger Consideration in respect of each share of Company Common Stock outstanding immediately prior to the Effective Time represented by a Certificate and each Book Entry Share outstanding immediately prior to the Effective Time, in each case, other than the Cancelled Shares and except for any Dissenting Shares and (ii) the Option Consideration and RSU Consideration payable by the Paying Agent pursuant to Section 3.05. Prior to the Effective Time, Ultimate Parent shall cause Parent to, and Parent shall, deposit or cause to be deposited with the Paying Agent cash in an amount sufficient to pay the aggregate Merger Consideration, RSU Consideration and Option Consideration required to be paid by the Paying Agent in accordance with this Agreement (such cash shall be referred to in this Agreement as the “Exchange Fund”). In the event the Exchange Fund shall be insufficient to make the payments in connection with the Merger Consideration contemplated by Section 3.01 or the Option Consideration or RSU Consideration contemplated by Section 3.05, Ultimate Parent shall cause Parent to, and Parent shall, promptly deposit or cause to be deposited additional funds with the Paying Agent in an amount that is equal to the deficiency in the amount required to make such payment. The Paying Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued pursuant to Section 3.01 and the Option Consideration and RSU Consideration contemplated to be issued pursuant to Section 3.05 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

(b) As soon as reasonably practicable after the Effective Time and in any event not later than the fifth Business Day following the Effective Time, Parent will cause the Paying Agent to send to each holder of record of shares of Company Common Stock (other than the Cancelled Shares and except for any Dissenting Shares) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent) in such form as Parent and the Company may reasonably agree, for use in effecting delivery of shares of Company Common Stock to the Paying Agent, and (ii) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration.

(c) Upon (i) surrender to the Paying Agent of Certificates (or effective affidavits of loss in lieu thereof) for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions or (ii) compliance with the reasonable procedures established by the Paying Agent for delivery of Book-Entry Shares, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor, in cash, the aggregate Merger Consideration in respect of each share of Company Common Stock formerly represented by such Certificate or Book-Entry Share, and the Certificates or Book-Entry Shares so surrendered shall forthwith be cancelled. No interest shall be paid or will accrue on any cash payable to holders of Certificates or Book-Entry Shares pursuant to the provisions of this Article 3.

(d) If any cash payment is to be made to a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition of such payment that the Person requesting such payment shall pay any transfer Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate or shall establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable. If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition to the registration thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Paying Agent any transfer Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(e) After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock. From and after the Effective Time, the holders of Certificates or Book-Entry Shares representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided in this Agreement or by Applicable Law. If, after the Effective Time, Certificates are presented to the Paying Agent, the Surviving Corporation or Parent, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article 3.

(f) Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Company Common Stock or holders of Cashed Out Compensatory Awards after the date which is one year following the Effective Time shall be returned to Parent upon demand. Any holder of shares of Company Common Stock who has not exchanged his shares of Company Common Stock for the Merger Consideration in accordance with this Section 3.02 and any holder of a Cashed Out Compensatory Award who has not received the Option Consideration and RSU Consideration in accordance with Section 3.05 prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration, RSU Consideration or Option Consideration in respect of such holder’s shares of Company Common Stock or Cashed Out Compensatory Award. Notwithstanding the foregoing, none of Ultimate Parent, Parent, the Company or the Surviving Corporation shall be liable to any holder of shares of Company Common Stock or Cashed Out Compensatory Awards for any Merger Consideration, RSU Consideration or Option Consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. Any Merger Consideration, RSU Consideration or Option Consideration remaining unclaimed by holders of shares of Company Common Stock or holders of Cashed Out Compensatory Awards immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by Applicable Law, become property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(g) Any portion of the Merger Consideration deposited with the Paying Agent pursuant to this Section 3.02 to pay for shares for which appraisal rights shall have been perfected shall be returned to Parent upon demand.

(h) All Merger Consideration, RSU Consideration or Option Consideration issued and paid upon conversion of the Company Common Stock or the Cashed Out Compensatory Awards, respectively, in accordance with the terms of this Agreement, shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Company Common Stock or Cashed Out Compensatory Awards, as the case may be.

Section 3.03 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may reasonably direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate as contemplated by this Article 3.

Section 3.04 Withholding Rights. Each of Ultimate Parent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment pursuant to the Code or under any provision of federal, state, local or foreign Tax law. To the extent that amounts are so deducted or withheld and paid over to the appropriate taxing authority by Ultimate Parent, Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as the case may be, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.05 Treatment of Company Compensatory Awards.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each In-the-Money Company Option that is outstanding and vested (including any unvested Company Options that are not assumed pursuant to Section 3.05(b) and vest in connection with the Transaction contemplated by this Agreement by virtue of such non-assumption pursuant to the terms of the applicable Company Stock Plan) as of immediately prior to the Effective Time other than Company Options set forth in Section 3.05(a) of the Company Disclosure Schedule (“Cashed Out Company Options”) shall be cancelled immediately prior to the Effective Time and converted into the right to receive an amount in cash equal to the product obtained by multiplying (i) the aggregate number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time and (ii) the excess, if any, of the Merger Consideration less the exercise price per share of such Company Option (the “Option Consideration”). In the event that any Cashed Out Company Option is subject to Section 409A of the Code, as jointly determined by Parent and the Company, the payment of the amount of cash with respect thereto shall be delayed to the extent necessary to comply with Section 409A of the Code. Each holder of an outstanding In-the-Money Company Option shall be entitled to receive in exchange for the cancellation thereof the Option Consideration with respect to each share of Company Common Stock subject to such outstanding In-the-Money Company Option and the Company shall cause such payment to be made to the holder of such Company Option, if a current or former employee of the Company, through the payroll system of the Surviving Corporation or, if not a current or former employee of the Company, through the Paying Agent, in each case, payable as soon as practicable following the Closing Date (and, in the case of current or former employees of the Company, in no event later than the next regularly scheduled payroll run of the Surviving Corporation following the Closing Date).

(b) At the Effective Time, each Company Option that is either outstanding and unvested immediately prior to the Effective Time and is held by an Acquired Company Employee or Acquired Company Service Provider or set forth in Section 3.05(b) of the Company Disclosure Schedule shall be assumed by Ultimate Parent and converted automatically at the Effective Time into an option denominated in Ultimate Parent Ordinary Shares having the same terms and conditions as the Company Option (each, an “Assumed Option”), except that (i) each such Assumed Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole Ultimate Parent Ordinary Shares equal to the product of (A) the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time, multiplied by (B) a fraction (such ratio, the “Exchange Ratio”), the numerator of which is the Merger Consideration and the denominator of which is the volume weighted average price for an Ultimate Parent Ordinary Share for the five trading days immediately prior to (and excluding) the Closing Date as reported by Bloomberg, L.P., and rounding such product down to the nearest whole number of Ultimate Parent Ordinary Shares, (ii) the per share exercise price for the Ultimate Parent Ordinary Shares issuable upon exercise of such Assumed Option will be equal to the quotient determined by dividing (A) the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by (B) the Exchange Ratio, and rounding such quotient up to the nearest whole cent and (iii) all references to the “Company” in the applicable Company Stock Plans and the stock option agreements will be references to Ultimate Parent. The Company will not take any action to accelerate the vesting of any Company Options (other than to implement any existing agreements or arrangements for such acceleration in effect as of the date of this Agreement). As soon as reasonably practicable, Ultimate Parent will use reasonable best efforts to issue to each Person who holds an Assumed Option a document evidencing the foregoing assumption of such Company Option by Ultimate Parent.

(c) All Company Options which are not In-the-Money Company Options or Assumed Options shall be cancelled as of immediately prior to the Effective Time in exchange for no consideration. In no event shall the Company Options described in this Section 3.05(c) be assumed by Ultimate Parent.

(d) At the Effective Time each Company RSU that is outstanding immediately prior to the Effective Time and is held by an Acquired Company Employee or Acquired Company Service Provider shall be assumed by Ultimate Parent and converted automatically at the Effective Time into a restricted stock unit denominated in Ultimate Parent Ordinary Shares having the same terms and conditions as the Company RSU (each, an “Assumed RSU”), except that (i) each such Company RSU will entitle the holder, upon settlement, to that number of whole Ultimate Parent Ordinary Shares equal to the product of (A) the number of shares of Company Common Stock that were issuable with regard to such Company RSU immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, and rounding such product down to the nearest whole number of Ultimate Parent Ordinary Shares, (ii) all references to the “Company” in the applicable Company Stock Plans and the Company RSU agreements will be references to Ultimate Parent and (iii) the performance-based vesting criteria, if any, shall be deemed met at the Effective Time with respect to such Company RSU at a level that would result in the payout of a Target Award (as defined in the applicable award agreement relating to such Company RSU as in effect on the date of this Agreement). The Company will not take any action to accelerate the vesting of any Company RSU (other than to implement any existing agreements or arrangements for such acceleration in effect as of the date of this Agreement). As soon as reasonably practicable, Ultimate Parent will issue to each Person who holds an assumed Company RSU a document evidencing the foregoing assumption of such Company RSU by Ultimate Parent.

(e) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Company RSU that is not an Assumed RSU (“Cashed Out Company RSUs” and together with Cashed Out Company Options, “Cashed Out Compensatory Awards”) shall vest in full and be cancelled immediately prior to the Effective Time and converted into the right to receive an amount in cash equal to the product obtained by multiplying (i) the aggregate number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time and (ii) the Merger Consideration (the “RSU Consideration”). In the event that any Cashed Out Company RSU is subject to Section 409A of the Code, as jointly determined by Parent and the Company, the payment of the amount of cash with respect thereto shall be delayed to the extent necessary to comply with Section 409A of the Code. Each holder of an outstanding Cashed Out Company RSU shall be entitled to receive in exchange for the cancellation thereof the RSU Consideration with respect to each share of Company Common Stock subject to such outstanding Company RSU and the Company shall cause such payment to be made to the holder of such Company RSU, if a current or former employee of the Company, through the payroll system of the Surviving Corporation or, if not a current or former employee of the Company, through the Paying Agent, in each case, payable as soon as practicable following the Closing Date (and, in the case of current or former employees of the Company, in no event later than the next regularly scheduled payroll run of the Surviving Corporation following the Closing Date).

(f) At the Effective Time, each share of Company Common Stock issued in connection with a Company Compensatory Award, which share is then subject to vesting or other lapse restrictions (collectively, the “Company Restricted Stock”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into the right to receive a cash payment, from Ultimate Parent, upon vesting, equal to the Merger Consideration (the “Company Restricted Cash”). Except as set forth in the preceding sentence, the Company Restricted Cash shall have the same terms and conditions as the Company Restricted Stock.

(g) Not less than 30 days prior to the Effective Time, the Company shall send a written notice in a form reasonably acceptable to Parent to each holder of an outstanding Company Option or Company RSU that shall inform such holder of the treatment of the Company Options and Company RSUs provided in this Section 3.05.

(h) Notwithstanding anything in this Section 3.05 or otherwise in this Agreement to the contrary, the conversion of Company Options and Company RSUs provided for in this Section 3.05 shall be effected in a manner consistent with Section 409A of the Code.

(i) Following the Effective Time, no holder of a Company Compensatory Award or any participant in any Company Stock Plan, or other Company Employee Plan or employee benefit arrangement of the Company or under any employment agreement shall have any right hereunder to acquire any capital stock or other equity interests (including any “phantom” stock or stock appreciation rights) in the Company, any of its Subsidiaries or the Surviving Corporation.

Section 3.06 Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, with respect to each share of Company Common Stock as to which the holder thereof shall have (i) not voted in favor of the Merger, (ii) properly complied with the provisions of Section 262 of the DGCL as to appraisal rights or (iii) not effectively withdrawn or lost its rights to appraisal (each, a “Dissenting Share”), if any, such holder shall be entitled to payment, solely from the Surviving Corporation, of the appraisal value of the Dissenting Shares to the extent permitted by and in accordance with the provisions of Section 262 of the DGCL; provided, however, that (x) if any holder of Dissenting Shares, under the circumstances permitted by and in accordance with the DGCL, affirmatively withdraws or loses (through failure to perfect or otherwise) the right to dissent or its right for appraisal of such Dissenting Shares, (y) if any holder of Dissenting Shares fails to establish his entitlement to appraisal rights as provided in the DGCL or (z) if any holder of Dissenting Shares takes or fails to take any action the consequence of which is that such holder is not entitled to payment for his shares under the DGCL, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares of Company Common Stock and such shares of Company Common Stock shall thereupon cease to constitute Dissenting Shares, and each such share of Company Common Stock shall, to the fullest extent permitted by Applicable Law, thereafter be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without interest thereon, the Merger Consideration.

(b) The Company shall give Parent prompt notice of any written demands received by the Company for appraisal of shares of Company Common Stock and the right to participate in all negotiations and proceedings with respect to such demands for appraisal under Section 262 of the DGCL. The Company shall not, except with the prior written consent of Parent, (i) voluntarily make any payment with respect to any demands for appraisal for Dissenting Shares, (ii) offer to settle any such demands, (iii) waive any failure to timely deliver a written demand for appraisal in accordance with the DGCL or (iv) agree to do any of the foregoing.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 10.05, except (i) as set forth in the Company Disclosure Schedule or (ii) as disclosed in the Company SEC Documents prior to the date hereof (but, in each case, (A) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (B) excluding any disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer), but only to the extent such Company SEC Documents are publicly available on the SEC’s Electronic Data

Gathering Analysis and Retrieval System and such disclosure is reasonably apparent from a reading of such Company SEC Documents that such disclosure relates to such Section of Article 4 below (it being understood that this clause (ii) shall not be applicable to Section 4.02, Section 4.05 or Section 4.22), the Company represents and warrants to Ultimate Parent, Parent and Merger Sub:

Section 4.01 Corporate Existence and Power.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority required to carry on its business as currently conducted. The Company is duly qualified to do business as a foreign corporation and, where such concept is recognized, is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing has not had, either individually or in the aggregate, a Company Material Adverse Effect.

(b) Section 4.01(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of the Company’s Subsidiaries as of the date of this Agreement. Each of the Subsidiaries of the Company (i) has been duly organized and is validly existing and, where such concept is recognized, in good standing under the Applicable Laws of the jurisdiction of its organization; (ii) is duly licensed or qualified to do business and, where such concept is recognized, is in good standing as a foreign entity in all jurisdictions in which the conduct of its business or the activities it is engaged makes such licensing or qualification necessary, except where the failure to be so licensed, qualified and in good standing has not had, either individually or in the aggregate, a Company Material Adverse Effect; and (iii) has all corporate power and authority required to carry on its business as now conducted.

(c) The Company has made available to Parent accurate and complete copies of: (i) the certificate of incorporation and bylaws, including all amendments thereto through the date hereof, of the Company and (ii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of the Company, the Company Board of Directors and all committees thereof since January 1, 2012 through the date hereof. No Acquired Company is in violation of any of the provisions of the certificate of incorporation or bylaws (or equivalent constituent documents), including all amendments thereto, of such Acquired Company.

Section 4.02 Corporate Authorization.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company and the Company Board of Directors, subject only to the approval of the Company’s stockholders as described below, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or for the Company to consummate the transactions contemplated by this Agreement (other than, with respect to the Merger, the filing of the Certificate of Merger with the Delaware Secretary of

State). Assuming the due authorization, execution and delivery by Ultimate Parent, Parent and Merger Sub of this Agreement, this Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency the relief of debtors, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies (collectively, the “Enforceability Exceptions”). The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any of the Company Capital Stock necessary to adopt this Agreement and thereby approve the Merger and the other transactions contemplated hereby (the “Required Company Stockholder Approval”).

(b) At a meeting duly called and held, the Company Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of the Company’s stockholders, (ii) unanimously approved this Agreement and the transactions contemplated hereby and (iii) unanimously resolved (subject to Section 6.03(f)) to recommend adoption of this Agreement and approval of the Merger and the other transactions contemplated hereby by the stockholders of the Company (such recommendation, the “Company Board Recommendation”).

Section 4.03 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and any other laws analogous to the HSR Act existing in foreign jurisdictions (together with the HSR Act, “Antitrust Laws”), (iii) compliance with any applicable requirements of the Exchange Act and any other applicable U.S. state or federal securities, takeover or “blue sky” laws, (iv) compliance with any applicable requirements of Exon-Florio and (v) compliance with any applicable rules of NASDAQ, and except where failure to take any such actions or filings would not materially impair the ability of the Company to consummate the transactions contemplated by this Agreement or have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.04 Non-Contravention. The execution, delivery and performance by the Company of this Agreement, the consummation by the Company of the transactions contemplated hereby and the compliance by the Company with any of the provisions of this Agreement do not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws (or comparable organizational documents) of any Acquired Company, (ii) assuming compliance with the matters referred to in Section 4.03, and subject to obtaining the Required Company Stockholder Approval, contravene, conflict with or result in a violation or breach of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 4.03, and subject to obtaining the Required Company

Stockholder Approval, require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which any Acquired Company is entitled under any Company Material Contract or any Permit governing the operation of the business by the Acquired Companies or (iv) result in the creation or imposition of any Lien (other than a Permitted Lien) on any asset of any Acquired Company, except in the case of clauses (ii), (iii), and (iv) above, any such violation, breach, default, right, termination, amendment, acceleration, cancellation, loss or Lien that would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.05 Capitalization; Subsidiaries.

(a) The authorized capital stock of the Company consists of 1,300,000,000 shares of Company Common Stock and 2,000,000 shares of Company Preferred Stock. As of December 11, 2013 (the “Capitalization Date”), there were outstanding (i) 549,354,308 shares of Company Common Stock, (ii) zero shares of Company Preferred Stock, (iii) Company Options to purchase an aggregate of 47,235,212 shares of Company Common Stock (of which options to purchase an aggregate of 30,544,907 shares of Company Common Stock were exercisable), (iv) 14,330 shares of Company Restricted Stock, and (v) 23,101,841 Company RSUs. 26,732,524 shares of Company Common Stock were authorized for issuance pursuant to the Company ESPP, of which a maximum of 6,774,000 shares of Company Common Stock will be issued with respect to the purchase period in effect under the Company ESPP on the date of this Agreement.

(b) As of the Capitalization Date, the Company has reserved 70,337,053 shares of Company Common Stock for issuance on exercise, vesting or other conversion to Company Common Stock of Company Compensatory Awards. All outstanding shares of Company Common Stock have been, and all shares that may be issued pursuant to the Company Stock Plans will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable. There are no shares of Company Common Stock that are subject to vesting or forfeiture restrictions. Section 4.05(b) of the Company Disclosure Schedule contains, as of the Capitalization Date, a complete and correct list of each outstanding Company Option and Company RSU, including the holder, date of grant, the number of shares of Company Common Stock subject to such Company Compensatory Award as of the date of this Agreement, exercise price, vesting schedule (including the number of vested and unvested shares as of the date of this Agreement), the number of shares of Company Common Stock vested and unvested as of the date of this Agreement and whether such Company Compensatory Award is an “incentive stock option” within the meaning of Section 422 of the Code, and the date on which such Company Compensatory Award expires.

(c) Except as provided in Section 4.05(a) and for changes since the Capitalization Date resulting from (x) the exercise, vesting or other conversion to Company Common Stock of Company Compensatory Awards outstanding on such date or granted after the date of this Agreement in accordance with the terms of this Agreement, (y) the grant of Company Compensatory Awards after the date of this Agreement in accordance with the terms of this Agreement and (z) the right of employees of any Acquired Company to purchase shares of Company Common Stock pursuant to the Company ESPP, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”).

(d) All outstanding shares of Company Common Stock have been issued and granted in compliance with (i) all applicable securities laws and other Applicable Laws and (ii) all requirements set forth in applicable Contracts.

(e) All shares of the Company’s capital stock that the Company has repurchased, redeemed or otherwise reacquired were reacquired in compliance with (i) the applicable provisions of the DGCL and all other Applicable Law and (ii) all requirements set forth in applicable restricted stock purchase agreements and other applicable Contracts. There are no outstanding obligations of the Company to repurchase or redeem any of its securities.

(f) All outstanding shares of capital stock of the Subsidiaries of the Company are validly issued, fully paid (to the extent required under the applicable governing documents) and nonassessable, and all such shares (other than a de minimis number of directors’ qualifying shares, in each case, which are owned by an employee of an Acquired Company) are owned, directly or indirectly, by the Company free and clear of any Liens (other than Permitted Liens). No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or agreements of any character calling for it to issue, deliver or sell, or cause to be issued, delivered or sold any of its equity securities or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or other similar agreements (except, in each case, to or with an Acquired Company). There are no outstanding contractual obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any of its capital stock or other equity interests.

(g) None of the Acquired Companies has agreed or is obligated to, directly or indirectly, make any future investment in or capital contribution or advance to any Person.

Section 4.06 Company SEC Documents; Company Financial Statements.

(a) The Company has filed or furnished all registration statements, proxy statements and other statements, reports, schedules, forms and other documents (including all exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC during the period since January 1, 2011, and all amendments thereto (the “Company SEC Documents”). All statements, reports, schedules, forms and other documents required to have been filed by the Company with the SEC have been so filed on a timely basis. None of the Company’s Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities

Act or the Exchange Act (as the case may be) and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, or are to be made, not misleading.

(b) The financial statements (including any related notes) contained in the Company SEC Documents (collectively, the “Company Financial Statements”): (i) complied, at the time of filing, as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such Company Financial Statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited Company Financial Statements may not contain footnotes and are subject to normal and recurring year-end adjustments, none of which individually or in the aggregate will be material in amount) and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby (except that the unaudited Company Financial Statements may not contain footnotes and are subject to normal and recurring year-end adjustments, none of which individually or in the aggregate will be material in amount).

(c) The Company has established and maintains, adheres to and enforces a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of the Acquired Companies, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Acquired Companies are being made only in accordance with appropriate authorizations of management and the Company Board of Directors and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Acquired Companies. The Company is, and at all times since December 19, 2012, has been in compliance in all material respects with the applicable listing and other rules and regulations of NASDAQ, and has not since December 19, 2012 through the date hereof received any written notice from NASDAQ asserting any non-compliance with any such rules and regulations.

(d) With respect to each annual report on Form 10-K and each quarterly report on Form 10-Q included in the Company SEC Documents, the chief executive officer and chief financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC and, since December 19, 2012, NASDAQ, as of their respective dates, and the statements contained in any such certifications are complete and correct as of their respective dates.

(e) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) of the Company are reasonably designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the management of the Company, including its principal executive and principal financial officer, to allow timely decisions regarding required disclosure.

Section 4.07 Absence of Certain Changes. Between the Company Balance Sheet Date and the date of this Agreement, (i) a Company Material Adverse Effect has not occurred, (ii) the business of the Acquired Companies has been conducted in the ordinary course consistent with past practices, and (iii) no Acquired Company has taken any action that, if taken after the date of this Agreement, would require consent pursuant to Section 6.01(a), Section 6.01(b), Section 6.01(e), Section 6.01(f), Section 6.01(g), Section 6.01(i), Section 6.01(j), Section 6.01(k), Section 6.01(l)(i), Section 6.01(l)(ii) or Section 6.01(m).

Section 4.08 No Undisclosed Liabilities. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, no Acquired Company has any liabilities or obligations of a type required to be reflected on a balance sheet in accordance with GAAP other than (a) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto; (b) liabilities or obligations that have been incurred by the Acquired Companies since the Company Balance Sheet Date in the ordinary course of business and consistent with past practice; (c) liabilities or obligations under the Contracts identified in Section 4.09(a) of the Company Disclosure Schedule (but not from any breach or default thereunder); (d) the liabilities or obligations identified in Section 4.08 of the Company Disclosure Schedule; and (e) liabilities or obligations arising under or contemplated or permitted by this Agreement.

Section 4.09 Company Material Contracts.

(a) As of the date of this Agreement, no Acquired Company is party to or bound by any of the following Contracts currently in effect (a Contract responsive to any of the following categories being hereinafter referred to as a “Company Material Contract”):

(i) any lease (whether of real or personal property) providing for annual rentals of $2,000,000 or more;

(ii) any Contract pursuant to which any material Intellectual Property Rights or material Technology which are used, or held for use by any Acquired Company in connection with (I) the Company Products or (II) the current conduct of the business of any Acquired Company (other than in the case of clause II, Contracts entered into in the ordinary course of the IP Business) is, or is required to be, licensed, sold, assigned or otherwise conveyed or provided to any Acquired Company (other than (A) Contracts for Standard Software, (B) non-disclosure agreements entered into in the ordinary course of business consistent with past practice (each, an “NDA”) and (C) Contracts related to membership in any Standards Body);

(iii) other than (A) NDAs, (B) Contracts for the purchase, sale or license of Company Products or Technology used with the Company Products entered into in the ordinary course of business consistent with past practice, and (C) Contracts entered into in the ordinary course of the IP Business, any Contract pursuant to which any material Intellectual Property Right or material Technology or any other material right (whether or not currently exercisable) or interest in any material Company IP is required to be licensed (whether or not such license is currently exercisable), sublicensed, sold, assigned or otherwise conveyed or provided to a third party by any Acquired Company, or pursuant to which any Acquired Company has agreed not to enforce any Intellectual Property Right against any third party;

(iv) any Contract imposing any material restriction on any Acquired Company’s right, or, after the Effective Time, the right of the Surviving Corporation (A) to compete in any line of business or market or in any geographic area or with any Person or which would so limit the freedom of the Surviving Corporation after the Closing Date (including granting exclusive rights or rights of first refusal to license, market, sell or deliver any of the Company Products or any related Technology or Intellectual Property Right), (B) to acquire any product, asset or services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, in each case, with whom the Acquired Companies conduct business or (C) to develop or distribute any material Company IP, in each case, other than pursuant to Contracts for Standard Software, Contracts entered into in the ordinary course of the Custom ASIC Business, NDAs and Contracts entered in the ordinary course of the IP Business;

(v) any Contract that includes a covenant not to sue, other than Contracts (A) entered into in the ordinary course of the IP Business, (B) relating to membership in any Standards Body or (C) which are licenses to Intellectual Property Rights;

(vi) any settlement agreement (A) requiring payment of $2,000,000 or more by any Acquired Company that has not been fully performed, or (B) imposing material restrictions on the operation of the business of the Acquired Companies as currently conducted, in each case, other than licenses of Company IP;

(vii) other than any Contract relating to the acquisition of any business, any Contract that has not been fully performed for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by any Acquired Company of $2,000,000 or more or (B) aggregate payments by any Acquired Company of $5,000,000 or more, except, in each case, any Contract that is a purchase order for materials, supplies, goods, services, equipment or other assets entered into by any Acquired Company in the ordinary course of business consistent with past practice;

(viii) other than any Contract relating to the disposition of any business, any Contract that has not been fully performed for the sale or distribution by any Acquired Company of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments to any Acquired Company of $2,000,000 or more or (B) aggregate payments to any Acquired Company of $5,000,000 or more, except, in each case, any Contract that is a purchase order for materials, supplies, goods, services, equipment or other assets entered into by any Acquired Company in the ordinary course of business consistent with past practice;

(ix) any dealer, distributor, OEM (original equipment manufacturer), VAR (value added reseller), sales representative or similar Contract under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for the Company Products with the Company’s top ten distributors by revenue for the nine-month period ending September 30, 2013;

(x) any Contract providing for “most favored nation” terms, including such terms for pricing;

(xi) any material partnership, joint venture or any sharing of revenues, profits, losses, costs or liabilities or any other similar Contract (including any material Contract providing for joint research, development, marketing or distribution entered into outside of the ordinary course of business of the Acquired Companies consistent with past practice), other than Contracts providing for (A) the sharing of revenue in connection with the sale of patents or (B) the sharing of costs in the ordinary course of business consistent with past practice;

(xii) any Contract relating to the acquisition or disposition by any Acquired Company of any business (whether by merger, sale of stock, sale of assets or otherwise) entered into after January 1, 2012 or pursuant to which any Acquired Company has any current or future rights or obligations that could reasonably be expected to result in payments by the Acquired Companies in excess of $1,000,000;

(xiii) any Contract providing for indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), in each case, in excess of $3,000,000 and other than any Contract only between or among Acquired Companies;

(xiv) any Contract relating to the acquisition, issuance or transfer of any Company Securities (other than Company Compensatory Awards outstanding as of the date of this Agreement);

(xv) any Contract for any interest rate, currency or commodity derivatives or hedging transaction;

(xvi) any Contract under which (A) any Person (other than any Acquired Company) is guaranteeing any liabilities or obligations of any Acquired Company, (B) any Acquired Company is directly or indirectly guaranteeing liabilities or obligations of any other Person other than any Acquired Company (in each case other than endorsements for the purposes of collection in the ordinary course of business) or (C) any Acquired Company has “take-or-pay” obligations;

(xvii) any Contract providing for the creation of any Lien, other than a Permitted Lien, with respect to any asset (including Intellectual Property Rights or other intangible assets) material to the conduct of the business of the Acquired Companies as currently conducted, taken as a whole;

(xviii) any Contract which contains any provisions requiring any Acquired Company to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of Company Products, or Real Property Leases, or indemnities in connection with the licensing of intellectual property or technology from vendors in the ordinary course of business consistent with past practice), which indemnity is material to the Acquired Companies, taken as a whole;

(xix) any material Contract with any Related Person;

(xx) any employment, severance, retention, bonus or other similar agreement with any current employee, officer, director, advisor or consultant of any Acquired Company pursuant to which any Acquired Company has any material current or future rights or obligations;

(xxi) any material Contract with any Governmental Authority; and

(xxii) revenue producing Contracts of the top ten customers of the IP Business for 2013 through as of the date hereof.

(b) The Company has made available to Parent accurate and complete copies of all written Company Material Contracts required to be identified in Section 4.09(a) of the Company Disclosure Schedule, including all material amendments thereto and any extensions of the term of such Contract. Section 4.09(a) of the Company Disclosure Schedule provides an accurate description of the material terms of each Company Material Contracts required to be identified in Section 4.09(a) of the Company Disclosure Schedule that is not in written form.

(c) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (A) each Company Material Contract is a valid and binding agreement of the Acquired Company party thereto, and (except for any such Company Material Contract that has expired or terminated in accordance with its terms after the date hereof) is in full force and effect, subject to the Enforceability Exceptions and (B) no Acquired Company is and, to the Knowledge of the Company, no other party thereto is in default or breach in any material respect under the terms of any such Company Material Contract and, to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (i) result in a violation or breach of any such Company Material Contract; (ii) give any Person the right to accelerate the maturity or performance of any Company Material Contract or (iii) give any Person the right to cancel, terminate or modify any Company Material Contract.

(d) Since January 1, 2012 through the date hereof, no Acquired Company has received any written notice of any material violation or breach of, default under or intention to cancel any Company Material Contract, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, no Person is renegotiating, or has a right (or, to the Knowledge of the Company, has asserted a right) pursuant to the terms of any Company Material Contract to renegotiate, any amount paid or payable to any Acquired Company under any Company Material Contract or any other material term or provision of any Company Material Contract (other than pricing discussions in the ordinary course of business).

Section 4.10 Compliance with Applicable Laws.

(a) Each Acquired Company (i) is, and has at all times since January 1, 2012 through the date hereof been, in compliance with Applicable Laws; and (ii) to the Knowledge of the Company, since January 1, 2012 through the date hereof has not received written notice from any Governmental Authority alleging that any Acquired Company is in violation of any Applicable Law, except, in the case of each of clauses (i) and (ii), for such non-compliance and violations that would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Each Acquired Company is, and has at all times since January 1, 2010, been in material compliance with (i) United States and (ii) to the Knowledge of the Company, foreign export control laws and regulations, including: the United States Export Administration Act and implementing Export Administration Regulations; the Arms Export Control Act and implementing International Traffic in Arms Regulations; and the various economic sanctions laws administered by OFAC, applicable to its export transactions. Without limiting the foregoing, as of the date hereof, there are no material pending or, to the Knowledge of the Company, material threatened claims or investigations by any Governmental Authority of potential violations against any Acquired Company with respect to export activity or licenses or other approvals.

(c) Since January 1, 2010, no Acquired Company has and, to the Knowledge of the Company, no agent, employee or other Person associated with or acting on behalf of any Acquired Company has, directly or indirectly:

(i) made or agreed to make any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity and related in any way to any Acquired Company’s business;

(ii) made or agreed to make any unlawful payment to any foreign or domestic government official or employee, foreign or domestic political parties or campaigns, official of any public international organization, or official of any state-owned enterprise;

(iii) violated any provision of the FCPA, or any other Applicable Laws relating to anti-corruption or anti-bribery; or

(iv) made or agreed to make any bribe, payoff, influence payment, kickback or other similar unlawful payment.

Section 4.11 Litigation.

(a) As of the date of this Agreement, there is no pending Proceeding or, to the Knowledge of the Company, investigation, and, to the Knowledge of the Company, since January 1, 2012 through the date hereof, no Person has threatened in writing to commence any Proceeding or, to the Knowledge of the Company, investigation: (i) against any Acquired Company or any of the assets owned by any Acquired Company or any Person whose liability any Acquired Company has or may have retained or assumed, either contractually or by operation of law, in each case, as would have, individually or in the aggregate, a Company Material Adverse Effect; or (ii) that challenges, or that would reasonably be expected to have the effect of preventing, materially delaying, making illegal or materially impeding the Transaction.

(b) There is no order, writ, injunction, judgment or decree to which any Acquired Company or any of the assets owned or used by any Acquired Company is subject or which materially interferes with the right of the Acquired Companies, taken as a whole, to conduct their business.

Section 4.12 Real Property.

(a) Section 4.12(a) of the Company Disclosure Schedule contains a complete and correct list of the Owned Real Property (including the owner thereof and the street address of each parcel of Owned Real Property). The Company or one or more of the Acquired Companies has good and marketable fee simple title to the Owned Real Property free and clear of any and all Liens, other than Permitted Liens. No Owned Real Property is being marketed for sale, or is under contract to be sold. No Acquired Company is obligated under or a party to any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any Owned Real Property or any portion thereof or interest therein. Except as set forth on Section 4.12(a)(i) of the Company Disclosure Schedule, none of the Acquired Companies have leased or otherwise granted any Person the right to use or occupy any Owned Real Property. No Acquired Company has received written notice from a Governmental Authority of a material violation of any material ordinances, regulations or building, zoning or other similar laws with respect to the Owned Real Property.

(b) The Company or one of the other Acquired Companies has a good and valid leasehold interest in the Leased Real Property. Section 4.12(b) of the Company Disclosure Schedule lists each lease, sublease, license or other occupancy agreement or arrangement relating to the occupancy of any Leased Real Property by any Acquired Company (each, a “Real Property Lease”) and sets forth the address for each lease.

(c) The applicable Acquired Company’s interest in the Leased Real Property is not subject to any Liens, except for Permitted Liens. No Acquired Company has received written notice from a Governmental Authority of a material violation of any material ordinances, regulations or building, zoning or other similar laws with respect to the Leased Real Property material to the conduct of the business of the Acquired Companies as currently conducted, taken as a whole. Each Acquired Company has the right to use and occupy the Leased Real Property for the full term of the Real Property Lease relating thereto. None of the Acquired Companies have subleased or otherwise granted any Person the right to use or occupy any Leased Real Property.

(d) To the Knowledge of the Company, there is no pending or threatened condemnation proceeding or special assessment with respect to any of the Owned Real Property or any material Leased Real Property.

Section 4.13 Properties.

(a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, the Company or one of the other Acquired Companies has good and marketable, indefeasible, fee simple title to, or in the case of leased property and assets, has valid leasehold interests in, all tangible personal property and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, except for personal property and assets sold since the Company Balance Sheet Date in the ordinary course of business consistent with past practices. None of such property or assets is subject to any Lien, except:

(i) Liens disclosed on the Company Balance Sheet;

(ii) statutory Liens for current taxes not yet due and not yet delinquent or Taxes that are being contested in good faith by appropriate proceedings (and for which accruals or reserves have been established in accordance with GAAP on the Company Balance Sheet);

(iii) Liens imposed by Applicable Laws such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens (and in the case of materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens, such Liens are for amounts not yet delinquent or that are being contested in good faith by appropriate proceedings and for which accruals or reserves have been established in accordance with GAAP on the Company Balance Sheet);

(iv) Liens arising under conditional sale agreements, capital leases or other title retention agreements with a vendor or lessor;

(v) restrictions on transfer of securities imposed by applicable state and U.S. federal securities laws; or

(vi) Liens which do not, individually or in the aggregate, materially detract from the value or materially interfere with any present or intended use of such property or assets (clauses (i) through (v) of this Section 4.13(a) are, collectively, the “Permitted Liens”).

(b) The equipment owned by each Acquired Company that is material to the operation of business by the Acquired Companies as currently conducted taken as a whole has no material defects, is in good operating condition and repair and has been reasonably maintained (giving due account to the age and length of use of same, ordinary wear and tear excepted), and is adequate and suitable for its present uses.

Section 4.14 Intellectual Property.

(a) Section 4.14(a) of the Company Disclosure Schedule accurately identifies as of December 10, 2013 (i) each material item of Registered IP in which any Acquired Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise), (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable application, registration, or serial or other similar identification number, (iii) any other Person that has an ownership interest in such item of material Registered IP and the nature of such ownership interest and (iv) all material unregistered Trademarks used in connection with any Company Product.

(b) No Acquired Company has transferred ownership of (whether a whole or partial interest), or granted any exclusive right to use, any material Company IP to any Person (other than in the ordinary course of the IP Business or the Custom ASIC Business).

(c) The Acquired Companies exclusively own all right, title and interest to and in the Company IP free and clear of any Liens (other than Permitted Liens and non-exclusive licenses granted by the Acquired Companies in the ordinary course consistent with past practice). The Acquired Companies have a policy requiring each Person who is or was an employee, officer, director, consultant or contractor of any Acquired Company and who is or was involved in the creation or development of any Company IP to sign an agreement containing (i) an assignment to the applicable Acquired Company of all Intellectual Property Rights in such Person’s contribution to the Company IP, and (ii) non-disclosure obligations for the protection of trade secrets of the Acquired Companies.

(d) To the Knowledge of the Company, all material Company IP is valid, subsisting, and enforceable. To the Knowledge of the Company, the Acquired Companies have made all filings and payments and taken all other actions required to be made or taken to maintain each item of material Company IP that is Registered IP in full force and effect by the applicable deadline and otherwise in accordance with all Applicable Laws. No application for any material Registered IP that has been filed by or on behalf of any of the Acquired Companies at any time since January 1, 2012 through the date hereof has been abandoned or allowed to lapse.

(e) Each of the Acquired Companies owns or otherwise has the right to use all Technology and Intellectual Property Rights which are material to the conduct of business of the Acquired Companies as currently conducted, taken as a whole, and is used in, held for use in, or necessary for the conduct the business of the Acquired Companies as currently conducted.

(f) To the Knowledge of the Company, the (i) material Company Products currently offered for sale and (ii) conduct of the business of the Acquired Companies as currently conducted have not and do not (A) infringe, misappropriate, use or disclose without authorization, or otherwise violate any Intellectual Property Right of any other Person, or (B) constitute unfair competition or trade practices under the laws or any relevant jurisdiction. To the Knowledge of the Company, no material claims of infringement, misappropriation, or similar claim involving Intellectual Property Rights of another Person or related Proceeding or investigation is pending or threatened against any Acquired Company or against any Person who would be entitled to be indemnified or reimbursed by any Acquired Company with respect to such claim, Proceeding or investigation. To the Knowledge of the Company and outside of the ordinary course of the IP Business, no Acquired Company has from January 1, 2012 through the date hereof, received any written notice alleging infringement, misappropriation, or violation of any Intellectual Property Right of another Person.

(g) The Acquired Companies take commercially reasonable measures to protect, safeguard and maintain the confidentiality of, and otherwise protect and enforce their rights in all material proprietary information which is owned by an Acquired Company and which the Acquired Companies hold as a trade secret.

(h) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company, none of the Software used or held for use in the operation of the business of the Acquired Companies as currently conducted, including in or for the Company Products (collectively, “Company Software”) contains any bug, defect or error that materially and adversely affects the use, functionality or performance of such Company Software or any product or system containing or used in conjunction with such Company Software in any material respect. To the Knowledge of the Company, no material Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent (collectively, “Malicious Code”). Each Acquired Company implements commercially reasonable measures designed to prevent the introduction of Malicious Code into material Company Software, including firewall protections and regular virus scans.

(i) To the Knowledge of the Company, no material Source Code for any Company Product has been delivered, licensed, or made available to any escrow agent or any other Person who is not either a current or former employee of any Acquired Company, or a Person to whom any Acquired Company has otherwise made any such Source Code available in the ordinary course of business pursuant to reasonable confidentiality terms. To the Knowledge of the Company, no Acquired Company has any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the material Source Code for any Company Product to any escrow agent or other Person. The consummation of the transactions contemplated by this Agreement will not result in the delivery, license or disclosure of any material Source Code for any Company Product to any other Person who is not, as of the date of this Agreement, either an employee of any Acquired Company, or a Person to whom any Acquired Company otherwise makes any such Source Code available in the ordinary course of business pursuant to reasonable confidentiality terms.

(j) To the Knowledge of the Company, no Company Software incorporated into or otherwise distributed with Company Products is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that (i) could require, or could condition the use or distribution of such Company Software or portion thereof on, (A) the disclosure, licensing or distribution of any Source Code for any portion of such

Company Software, or (B) the granting to licensees of the right to make derivative works or other modifications to such Company Software or portions thereof, (C) the licensing under terms that allow the Company Software or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of law), or (D) redistribution at no license fee or (ii) could otherwise impose any limitation, restriction or condition on the right or ability of any Acquired Company to use, distribute or charge for any Company Products.

(k) No Governmental Authority or any public or private university, college or other educational or research institution has or could claim material rights in any material Company IP as a result of funding, facilities or personnel of such Governmental Authority, public or private university, college or other educational or research institution which were used, directly or indirectly, to develop or create, in whole or in part, such Company IP.

(l) Section 4.14(l) of the Company Disclosure Schedule contains a list of all Standards Bodies which, to the Knowledge of the Company, any of the Acquired Companies participates in or contributes to.

Section 4.15 Insurance Coverage. The Company has made available to Parent a list of, and accurate and complete copies of, all material insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Acquired Companies, taken as a whole, each of which is in full force and effect as of the date hereof. There is no claim in excess of $25,000,000 by any Acquired Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been paid and each Acquired Company has otherwise complied in all material respects with the terms and conditions of all such policies and bonds. As of the date hereof, the Company has no Knowledge of any termination of, material premium increase (other than ordinary course premium increases) with respect to, or material alteration of coverage under, any of such policies or bonds threatened in writing.

Section 4.16 Licenses and Permits. Except in each case as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Acquired Companies have, and at all times since January 1, 2012 have had, all licenses, permits, qualifications, accreditations, approvals and authorizations of any Governmental Authority (collectively, the “Permits”), and have made all necessary filings required under Applicable Law, necessary to conduct the business of the Acquired Companies; (ii) since January 1, 2012 through the date hereof, no Acquired Company has received any written notice of any violation of or failure to comply with any Permit or any actual or possible revocation, withdrawal, suspension, cancellation, termination or material modification of any Permit; and (iii) each such Permit has been validly issued or obtained and is in full force and effect.

Section 4.17 Tax Matters. Except as would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect,

(a) all Tax Returns required to be filed by or with respect to an Acquired Company have been timely filed (taking into account any extension of time within which to file) and all such Tax Returns are true, correct and complete in all respects; no Acquired Company is currently the beneficiary of any extension of time within which to file any Tax Return;

(b) all Taxes of each Acquired Company (whether or not shown to be due and payable on any Tax Return) have been timely paid (other than Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company Financial Statements in accordance with GAAP); no Acquired Company has incurred any liability for Taxes since the date of the most recent Company Financial Statements other than in the ordinary course of business;

(c) no deficiency for any amount of Taxes has been proposed or asserted in writing or assessed by any Governmental Authority against any Acquired Company that remains unpaid;

(d) there are no audits, suits, proceedings, investigations, claims, examinations or other administrative or judicial proceedings ongoing or pending with respect to any Taxes of any Acquired Company;

(e) there are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of any Acquired Company;

(f) all Taxes required to be withheld or collected by an Acquired Company have been withheld and collected and, to the extent required by Applicable Law, timely paid to the appropriate Governmental Authority;

(g) there are no Liens for Taxes upon any property or assets of any Acquired Company, except for Liens for current Taxes not yet delinquent that may thereafter be paid without interest or penalty, and Liens for Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company Financial Statements in accordance with GAAP;

(h) in the last two years, no Acquired Company has been a party to any transaction treated by the parties as a distribution to which Section 355 of the Code applies;

(i) no Acquired Company (i) has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a United States consolidated federal income Tax Return (other than the affiliated group of which the Company is the common parent) or (ii) has any liability for the Taxes of any other Person (other than an Acquired Company) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Tax law or as a transferee or successor; no Acquired Company is a party to any Tax sharing agreement (other than any customary Tax gross-up and indemnification provisions in credit agreements, leases, supply agreements and similar agreements entered into in the ordinary course of business);

(j) no election has been made under Treasury Regulations Section 1.7701-3 or any similar provision of Tax law to treat any Acquired Company as an association, corporation, partnership or disregarded entity; and

(k) no Acquired Company has engaged in a listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

Section 4.18 Employees and Employee Benefit Plans.

(a) As soon as reasonably practicable following the date hereof and as permitted by Applicable Law, the Company will deliver to Ultimate Parent an accurate and complete list of the names, titles, annual base salary (or wage rate), commission and any other cash compensation or bonus opportunity of all employees of the Acquired Companies as of the date of this Agreement, principal work location, work visa status, accrued vacation time and classification.

(b) Section 4.18(b) of the Company Disclosure Schedule sets forth an accurate and complete list identifying each material “employee benefit plan,” as defined in Section 3(3) of ERISA, each material employment, severance or similar Contract and each other plan or arrangement (written or oral) providing for compensation, bonuses, commission, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits, change of control payments, post-employment or retirement benefits and other time-off benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by any Acquired Company or any ERISA Affiliate and covers any employee or former employee of any Acquired Company, or with respect to which such Acquired Company has any liability, other than governmentally administered plans and plans mandated by Applicable Law. Such plans are referred to collectively herein as the “Employee Plans.”

(c) The Company has furnished or made available to Parent (i) accurate and complete copies of all documents constituting each Employee Plan (or a written summary thereof with respect to any Employee Plan that is maintained for the benefit of any employee or service provider (or former employee or service provider) who performs services outside the United States (each, a “Foreign Plan”) or to any other Employee Plan that has not been documented in writing) to the extent currently effective, including all amendments thereto and all related trust documents, (ii) the three most recent available annual reports (Form 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Employee Plan, (iii) if the Employee Plan is funded, the most recent annual and periodic accounting of Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Employee Plan, (v) all material written Contracts relating to each Employee Plan to the extent currently effective, including administrative service agreements and group insurance contracts, (vi) material correspondence within the past two years to or from any Governmental Authority relating to any Employee Plan and (vii) accurate and complete copies of the most recent IRS determination (or opinion) letters with respect to each such applicable Employee Plan.

(d) Section 4.18(d) of the Company Disclosure Schedule sets forth each Employee Plan any Acquired Company or any ERISA Affiliate (or any predecessor thereof) sponsors, maintains or contributes to, or has in the preceding six years sponsored, maintained or contributed to, subject to Title IV of ERISA or Section 412 or 430 of the Code (each, a “Pension Plan”). With respect to each Pension Plan: as of the date hereof, (i) no liability to the Pension Benefit Guaranty Corporation (the “PBGC”) has been incurred (other than for premiums payable in the ordinary course); (ii) no notice of intent to terminate any such Pension Plan has been filed with the PBGC or distributed to participants therein and no amendment terminating any such Pension Plan has been adopted; (iii) no proceedings to terminate any such Pension Plan instituted by the PBGC are pending or, to the Knowledge of the Company, are threatened and no event or condition has occurred which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Pension Plan; (iv) no such Pension Plan is in “at risk” status, within the meaning of Section 430 of the Code or Section 303 of ERISA; (v) except for the execution and delivery of this Agreement and the transactions contemplated by this Agreement, no “reportable event” within the meaning of Section 4043 of ERISA (for which the 30-day notice requirement has not been waived by the PBGC) has occurred within the last six years; (vi) no Lien has arisen or would reasonably be expected to arise as a result of actions or inactions under ERISA or the Code on the assets of the Company or its Subsidiaries (other than any Lien imposed by the PBGC to the extent arising under Section 4062(e) of ERISA as a result of the transactions contemplated by this Agreement); (vii) there has been no cessation of operations at a facility subject to the provisions of Section 4062(e) of ERISA (“4062(e) Event” ) within the last six years (other than a 4062(e) Event to the extent arising from the execution and delivery of this Agreement and the transactions contemplated by this Agreement); and (viii) no such Pension Plan has failed to satisfy the minimum funding standards set forth in Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA.

(e) No Acquired Company or any ERISA Affiliate (nor any predecessor thereof) contributes to, or has in the preceding six years contributed to, any multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, a multiple employer plan, as defined in Section 413(c) of the Code, or a multiple employer welfare arrangement, as defined in Section 3(40) of ERISA.

(f) Except as would not have a Company Material Adverse Effect, each Acquired Company (i) has performed all material obligations required to be performed by such Acquired Company under each Employee Plan established or maintained for the benefit of any employee or service provider (or former employee or service provider) who performs services in the United States of America (the “U.S. Employee Plans”) and (ii) is not in material default with respect to or in material violation of, and has no Knowledge of any material default or violation by any other party to, any U.S. Employee Plan. Except as would not have a Company Material Adverse Effect, each U.S. Employee Plan (i) has been established and maintained in accordance with its terms and in compliance in all material respects with Applicable Law, including ERISA and the Code and (ii) that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or opinion letter, if applicable), or has pending or has time remaining in which to file, an application for such determination from the IRS, and, to the Knowledge of the Company, there is no reason why any such determination (or opinion) letter should be revoked or not be reissued.

(g) Except as provided in this Agreement or as required by Applicable Law, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event, including a subsequent termination of employment or services) entitle any current or former employee or independent contractor of any Acquired Company to severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan (including any acceleration of vesting with respect to a Company Compensatory Award held by employees of an Acquired Company as a result of the Transaction or any termination of employment in connection therewith). No payment or benefit (including vesting of Company Compensatory Awards) that will or may be made by any Acquired Company or their ERISA Affiliates to any current or former employee or other service provider of any Acquired Company is reasonably expected to be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code. There is no Contract by which any Acquired Company is bound to compensate any employee for excise taxes paid pursuant to Section 4999 of the Code.

(h) Except as set forth on the Company Balance Sheet, no Acquired Company or ERISA Affiliate has any material current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for retired, former or current employees of any Acquired Company or any ERISA Affiliate, except as required to avoid excise tax under Section 4980B of the Code or except for the continuation of coverage through the end of the calendar month in which termination from employment occurs. No condition exists that would prevent any Acquired Company or any ERISA Affiliate from amending or terminating any Employee Plan that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA in accordance with its terms.

(i) Except as would not have a Company Material Adverse Effect, with respect to each Employee Plan which is maintained for the benefit of any employee or service provider (or former employee or service provider) who performs services outside the United States, each Foreign Plan (i) is in material compliance with the provisions of the Applicable Laws of each jurisdiction in which such Foreign Plan is maintained and has been administered in all material respects in accordance with its terms; (ii) has no material unfunded liabilities that, as of the Effective Time will not be offset by insurance or fully accrued; and (iii) which, under the Applicable Laws of the applicable foreign country, is required to be registered or approved by any Governmental Authority has been so registered or approved.

(j) Each material “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) maintained or sponsored by any Acquired Company has been operated in material compliance with Section 409A of the Code and the guidance issued thereunder.

(k) No Acquired Company is a party to or bound by, or is currently negotiating in connection with entering into, any collective bargaining agreement or other labor-related contract or arrangement with a labor union, works council or similar organization. Since January 1, 2010, to the Knowledge of the Company, there have been no attempts by any labor union, works council or similar organization to organize any employees of the Acquired Companies. Each Acquired Company is in compliance with all Applicable Laws regarding employment, employment practices, terms and conditions of employment, employment safety and health, immigration, wages and hours, and employee-independent contractor classification, and with respect to employees each Acquired Company (i) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing and (ii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits for employees (in each case, other than routine payments to be made in the normal course of business and consistent with past practice), except in each case, for any non-compliance or failure to withhold, report or pay which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no pending, or the Knowledge of the Company, threatened Proceedings or, to the Knowledge of the Company, investigations, pertaining to employment or employment practices between any Acquired Company and any of its respective current or former employees, in each case, as would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(l) To the Knowledge of the Company, no employee of any Acquired Company at the level of senior director or above is in material violation of any term of any employment agreement, noncompetition agreement or any restrictive covenant to a former employer relating to the right of any such employee to be employed by any Acquired Company because of the nature of the business conducted or to the use of trade secrets or proprietary information of any former employer.

(m) Each Acquired Company is in compliance in all material respects with the Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN Act”), or any similar Applicable Law relating to plant closings and layoffs.

Section 4.19 Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) no written notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no Proceeding or, to the Knowledge of the Company, investigation, is pending or, to the Knowledge of the Company, is threatened by any Governmental Authority or other Person affecting any Acquired Company and, with respect to any of the foregoing, alleging violation of any Environmental Law; (ii) each Acquired Company is, and has at all times since January 1, 2010 been, in material compliance with applicable Environmental Laws and applicable Environmental Permits; and (iii) to the Knowledge of the Company, there are no pending liabilities or obligations of any Acquired Company under applicable Environmental Law for release of any Hazardous Substance.

(b) The Company has made available to Parent material, applicable and relevant environmental reports and results of investigations of which the Company has Knowledge and that are in its possession pertaining to the business of any Acquired Company or any property or facility of any Acquired Company for which such Acquired Company has ongoing liability.

The representations set forth in this Section 4.19 constitute the sole and exclusive representations and warranties of the Company relating to environmental matters.

Section 4.20 Affiliate Transactions. No director or officer or, to the Knowledge of the Company, members of any of their “immediate family” (as such term is defined in Rule 16a-1 of the Exchange Act) of any Acquired Company (each of the foregoing, a “Related Person”), other than in its capacity as a director, officer or employee of an Acquired Company (a) is involved, directly or indirectly, in any material business arrangement or other material relationship with any Acquired Company or (b) directly or indirectly owns, or otherwise has any right, title, interest in, to or under, any material property or right, tangible or intangible, that is used by any Acquired Company and is material to the conduct of business of the Acquired Companies as currently conducted, taken as a whole.

Section 4.21 Customers; Suppliers.

(a) Section 4.21(a) of the Company Disclosure Schedule sets forth an accurate and complete list of each customer who, in either the year ended December 31, 2012 or the nine months ended September 30, 2013 was one of the 20 largest sources of revenues for the Acquired Companies, based on amounts paid or payable (each, a “Significant Customer”). None of the Acquired Companies has any outstanding material disputes with a Significant Customer other than in the ordinary course of business consistent with past practice, and, to the Knowledge of the Company, no Acquired Company has received written notice of the intention of a Significant Customer to seek to materially reduce the scale of the business conducted with the Acquired Company. To the Knowledge of the Company none of the Acquired Companies has received written notice from any Significant Customer that such customer shall not continue as a customer of the Acquired Companies or that such customer intends to terminate or materially modify any existing material Contract with the Acquired Companies.

(b) Section 4.21(b) of the Company Disclosure Schedule sets forth an accurate and complete list of the accounts payable incurred in respect of, each supplier or other service provider of the Acquired Companies that accounted for more than $25,000,000 of the accounts payable incurred by the Acquired Companies, on a consolidated basis, for the year ended December 31, 2012 or the nine months ended September 30, 2013 (each a “Significant Supplier”). As of the date hereof, to the Knowledge of the Company, none of the Acquired Companies has received any written notice from any Significant Supplier that such supplier shall not continue as a supplier of the Acquired Companies or that such supplier intends to terminate or materially modify existing Contracts with the Acquired Companies.

Section 4.22 No Brokers. Except for Qatalyst Partners LP (the “Company Financial Advisor”), an accurate and complete copy of whose engagement agreement has been provided to Ultimate Parent, there is no investment banker, broker, finder or other financial intermediary that has been retained by or is authorized to act on behalf of any Acquired Company who might be entitled to any fee or commission from any Acquired Company in connection with the transactions contemplated by this Agreement.

Section 4.23 Fairness Opinion. The Company Board of Directors has received the opinion of the Company Financial Advisor to the effect that, as of the date of such opinion, and based upon and subject to the various qualifications and assumptions set forth therein, the consideration to be received by the holders of shares of Company Common Stock (other than Parent or any Affiliate of Parent) pursuant to this Agreement is fair, from a financial point of view, to such holders. The Company has been authorized by the Company Financial Advisor to permit the inclusion of such opinion in its entirety in the Proxy Statement. A signed copy of the written opinion will be delivered to Parent promptly after receipt thereof by the Company.

Section 4.24 Takeover Statutes. Assuming the accuracy of the representation contained in Section 5.07, the Company Board of Directors has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the transactions contemplated by this Agreement. No other “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation of any Governmental Authority (each, an “Anti-Takeover Law”) is applicable to the Company or the Transaction.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES OF ULTIMATE PARENT,

PARENT AND MERGER SUB

Subject to Section 10.05, except as set forth in the Parent Disclosure Schedule, Ultimate Parent, Parent and Merger Sub each represent and warrant to the Company:

Section 5.01 Corporate Existence and Power. Each of Ultimate Parent, Parent and Merger Sub is a limited company or corporation, as applicable, in each case duly organized or incorporated, as applicable, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation, as applicable.

Section 5.02 Corporate Authorization. Each of Ultimate Parent, Parent and Merger Sub has all requisite limited company or corporate power and authority, as applicable, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by each of Ultimate Parent, Parent and Merger Sub of this Agreement have been duly and validly authorized by all necessary action on the part of Ultimate Parent, Parent and Merger Sub (subject, with respect to Merger Sub, only to approval by its sole stockholder), and no other corporate proceedings on the part of Ultimate Parent, Parent and Merger Sub are necessary to authorize the execution and delivery of this Agreement or for each of Ultimate Parent, Parent and Merger Sub to consummate the transactions contemplated by this Agreement (other than, with respect to the Merger, the filing of the Certificate of Merger with the Delaware Secretary of State). Assuming the due authorization, execution and delivery by the Company of this Agreement, this Agreement has been duly and validly executed and delivered by Ultimate Parent, Parent and Merger Sub and constitutes the legal, valid and binding obligation of each of Ultimate Parent, Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.03 Governmental Authorization. The execution, delivery and performance by each of Ultimate Parent, Parent and Merger Sub of this Agreement and the consummation by Ultimate Parent, Parent and Merger Sub of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) compliance with Antitrust Laws, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities, takeover or “blue sky” laws, (iv) compliance with any applicable requirements of Exon-Florio, (v) compliance with any applicable rules of NASDAQ and (vi) except where failure to take any such actions or filings would not materially impair the ability of Ultimate Parent, Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

Section 5.04 Non-Contravention. The execution, delivery and performance by each of Ultimate Parent, Parent and Merger Sub of this Agreement, the consummation by each of Ultimate Parent, Parent or Merger Sub of the transactions contemplated hereby and the compliance by each of Ultimate Parent, Parent or Merger Sub with any of the provisions of this Agreement does not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws (or comparable organizational documents) of Ultimate Parent, Parent or Merger Sub, nor (ii) assuming the consents, approvals, authorizations and compliance with the matters referred to in Section 5.03 have been received and any condition precedent to such consents, approvals, authorizations and compliance has been satisfied, conflict with or violate any Applicable Law to each of Ultimate Parent, Parent or Merger Sub or by which any property or asset of Ultimate Parent, Parent or Merger Sub is bound or affected.

Section 5.05 Litigation.

(a) As of the date of this Agreement, there is no pending Proceeding or, to the Knowledge of Ultimate Patent, Parent or Merger Sub, investigation, or, to the Knowledge of Ultimate Parent, Parent or Merger Sub, threatened in writing against Ultimate Parent, Parent or Merger Sub that challenges, or that would reasonably be expected to have the effect of preventing, materially delaying or making illegal, the Transaction.

(b) There is no order, writ, injunction, judgment or decree to which any of Ultimate Parent, Parent or Merger Sub are subject and which would materially impair the ability of Ultimate Parent, Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

Section 5.06 No Brokers. Except for Deutsche Bank Securities Inc., there is no investment banker, broker, finder or other financial intermediary that has been retained by or is authorized to act on behalf of any of Ultimate Parent or its Subsidiaries who might be entitled to any fee or commission from Ultimate Parent or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

Section 5.07 Ownership of Company Capital Stock. Ultimate Parent, Parent and Merger Sub and their respective subsidiaries do not beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any shares of Company Common Stock or other securities of the Company or any options, warrants or other rights to acquire Company Common Stock or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company.

Section 5.08 Financing. Parent has delivered to the Company true and complete copies of the executed Debt Commitment Letters and the executed fee letter associated therewith (provided, that the fee amounts and other economic terms set forth in such fee letter, none of which could adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount of the Debt Financing, may be redacted). As of the date hereof, (a) the Debt Commitment Letters have not been amended or modified in any manner, (b) the respective commitments contained in the Debt Commitment Letters have not been withdrawn or rescinded in any respect, (c) none of Ultimate Parent, Parent or any of their Subsidiaries has entered into any agreement, side letter or other arrangement relating to the financing of the Closing Date Payments or transactions contemplated by this Agreement, other than as set forth in the Debt Commitment Letters and the fee letters related thereto, (d) the Debt Commitment Letters are in full force and effect and represent a valid, binding and enforceable obligation of Parent and, to the Knowledge of Parent, each other party thereto, subject to the Enforceability Exceptions, and (e) no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Parent or, to the Knowledge of Parent, any other party thereto under any of the Debt Commitment Letters. Parent has fully paid (or caused to be paid) any and all commitment fees and other amounts that are due and payable on or prior to the date of this Agreement in connection with the Debt Financing. As of the date hereof, neither Ultimate Parent nor Parent has any reason to believe that it or any other party thereto will be unable to satisfy on a timely basis any term of the Debt Commitment Letters. There are no conditions precedent related to the funding of the full amount of the Debt Financing, other than the conditions set forth in the Debt Commitment Letters. The only conditions precedent related to the funding of the Debt Financing on the Closing Date that will be included in the Debt Financing Documents shall be the conditions set forth in or contemplated by the Debt Commitment Letters. As of the date hereof, assuming the accuracy of the Company’s representations and warranties set forth in this Agreement and performance by the Company of its obligations hereunder, neither Ultimate Parent nor Parent has any reason to believe that (a) any of the conditions set forth in or contemplated by the Debt Commitment Letters will not be satisfied or (b) the Debt Financing will not be made available to Parent on the Closing Date. Notwithstanding anything to the contrary contained herein, the Company agrees that a breach of this representation and warranty shall not result in the failure of a condition precedent to the Company’s obligations under this Agreement, if (notwithstanding such breach) Ultimate Parent, Parent and Merger Sub are willing and able to consummate the Merger on the Closing Date. Notwithstanding anything to the contrary contained herein, Parent’s and Ultimate Parent’s obligations hereunder are not subject to a condition regarding Parent’s or any of its Affiliates’ obtaining funds to consummate the Merger.

ARTICLE 6.

COVENANTS OF THE COMPANY

Section 6.01 Conduct of the Company. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 9.01, the Company shall, and shall cause each Acquired Company to, conduct its business in the ordinary course consistent with past practice and use its reasonable best efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of its material foreign, federal, state and local Permits, (iii) keep available the services of present officers and key employees of the Acquired Companies and (iv) preserve intact its relationships with the customers, lenders and suppliers of the Acquired Companies and others having material business relationships with them. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, as set forth on Section 6.01 of the Company Disclosure Schedule, or pursuant to the written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed other than with respect to Section 6.01(b) to the extent relating to dividends or distributions by the Company), the Company shall not, and shall cause each of the other Acquired Companies not to:

(a) amend its certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any Company Securities or securities of any other Acquired Company, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any Company Securities or securities of any other Acquired Company, other than dividends declared and paid by an Acquired Company (other than the Company) to another Acquired Company in the ordinary course of business consistent with past practice;

(c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or securities of any other Acquired Company, other than the issuance of any shares of Company Common Stock in accordance with the Company ESPP, upon the exercise of Company Options, or settlement of Company RSUs that, in each case, are outstanding on the date of this Agreement in accordance with the terms of such awards on the date of this Agreement or granted after the date hereof in accordance with the terms of this Agreement; or (ii) amend any term of any Company Security or the security of any other Acquired Company (whether by merger, consolidation or otherwise) including an amendment of a Company Compensatory Award to provide for acceleration of vesting as a result of the Transaction or a termination of employment or service related to the Transaction (other than pursuant to the terms of any Employee Plan in effect on the date of this Agreement);

(d) incur any capital expenditures in excess of $20,000,000 in the aggregate in any fiscal quarter;

(e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material assets (including any Intellectual Property Rights and other intangible assets), securities, properties, interests or businesses other than in the ordinary course of business consistent with past practice;

(f) sell, lease, license or otherwise transfer, or create or incur any Lien (other than Permitted Liens) on, any of the material assets (including any Intellectual Property Rights and other intangible assets), securities, properties, interests or businesses of the Acquired Companies other than (i) purchases and sales of Patents with a fair market value of less than $1,000,000, (ii)

non-exclusive licenses of less than $2,000,000, (iii) licenses to any Intellectual Property Rights required by any Standards Body of which any Acquired Company is a member or (iv) settlements not to exceed $3,000,000; provided that in no event shall the Acquired Companies grant any exclusive licenses of any Intellectual Property Rights without Parent’s prior written consent;

(g) make any loans, advances or capital contributions to, or investments in, (i) any Affiliate of any Acquired Company other than in the ordinary course of business consistent with past practice and (ii) any Person other than an Affiliate of any Acquired Company in an amount in excess of $2,000,000;

(h) make any payments to any Related Person, other than in the ordinary course of business consistent with past practice or pursuant to an Employee Plan in effect as of the date hereof or otherwise permitted to be established after the date hereof in accordance with the terms of this Agreement;

(i) create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money other than (i) letters of credit issued and maintained by the Company in the ordinary course of business consistent with past practice, (ii) loans or advances from one Acquired Company to another Acquired Company in the ordinary course of business consistent with past practice, and (iii) indebtedness outstanding as of the date of this Agreement;

(j) enter into, amend or modify in any material respect or terminate, fail to renew or default under any Company Material Contract or otherwise waive, release or assign any material rights, claims or benefits of any Acquired Company thereunder, in each case, outside the ordinary course of business consistent with past practice;

(k) fail to maintain, or allow to lapse, or abandon, including by failure to pay the required fees in any jurisdiction, any material Intellectual Property Rights used in or otherwise material to the conduct of business of the Acquired Companies as currently conducted, taken as a whole;

(l) other than pursuant to the terms of an applicable plan or agreement identified on Section 6.01(l) of the Company Disclosure Schedule or as required by Applicable Law (including to avoid adverse tax consequences under Section 409A of the Code, but, in such case, subject to Parent’s prior review): (i) grant or increase any change-in-control, severance or termination pay to (or amend any such existing arrangement with) any director, officer, consultant or employee of any Acquired Company, (ii) increase benefits payable under any existing change-in-control, severance or termination pay policies, (iii) establish, adopt or amend (except as required by Applicable Law) any collective bargaining or work council agreement, (iv) establish, adopt or amend (except as required by Applicable Law) any bonus, commission, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other Employee Plan covering any director, officer, advisor, consultant or employee of any Acquired Company or (v) increase compensation, bonus, commission or other benefits payable to any director, officer or employee of any Acquired Company except in the ordinary course of business consistent with past practice;

(m) change any Acquired Company’s methods of accounting or accounting practices, except as required by concurrent changes in GAAP or SEC rules and regulations, in either case as agreed to by its independent public accountants;

(n) commence, settle or offer or propose to settle, (i) any Proceeding involving or against any Acquired Company (other than (A) Proceedings set forth in Section 6.01(n) of the Company Disclosure Schedule, or (B) any other settlement that does not require payment by the Acquired Companies in excess of $3,000,000 as its sole remedy), (ii) any stockholder litigation or dispute against any Acquired Company or any of its officers or directors or (iii) any Proceeding that relates to the transactions contemplated hereby, in each case, other than in the ordinary course of business;

(o) make or change any material Tax election; settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; change any annual Tax accounting period; adopt or change any material accounting method for Taxes; file any material amended Tax Return; enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement (other than any customary Tax gross-up and indemnification provisions in credit agreements, leases, supply agreements and similar agreements entered into in the ordinary course of business), pre-filing agreement, advance pricing agreement, cost sharing agreement or closing agreement relating to any material Tax; surrender or forfeit any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(p) form or acquire any Subsidiaries; or

(q) agree, resolve or commit to do any of the foregoing.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 9.01, the Company shall consult in good faith with Ultimate Parent and Parent regarding the hiring, promotion or termination of employees of any Acquired Company at the level of senior director or above.

Section 6.02 Stockholder Approval; Notice.

(a) The Company shall take all action in accordance with Applicable Law and the certificate of incorporation and bylaws of the Company to establish a record date, duly call, give notice of, convene and hold a meeting of the holders of Company Common Stock to vote on the adoption of this Agreement (the “Company Stockholder Meeting”). The Company Stockholder Meeting shall be held on a date selected by the Company in consultation with Parent as promptly as reasonably practicable, and in any event (to the extent permissible under Applicable Law) the Original Date shall be within 45 days following the date on which the Proxy Statement is cleared by the SEC, for the purpose of obtaining the Required Company Stockholder Approval. The Company shall (i) ensure that the Company Stockholder Meeting is called, noticed, convened, held and conducted, and that all Persons solicited in connection with the Company Stockholder Meeting are solicited, in compliance with all Applicable Law and (ii) subject to and without limiting the rights of the Company Board of Directors to effect a Change of Board Recommendation pursuant to Section 6.03(f), use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and to obtain the Required Company Stockholder Approval, including such actions as are required by Applicable Law. The adoption of this Agreement, the adjournment of the Company Stockholder Meeting, as necessary, to solicit additional proxies if there are insufficient votes in favor of adoption of this Agreement, and the advisory vote required by Rule 14a-21(c) under the Exchange Act shall be the only matters which the Company shall propose to be acted on by the Company’s stockholders at the Company Stockholder Meeting unless otherwise approved in writing by Parent.

(b) The Company shall consult with Parent regarding the date of the Company Stockholder Meeting and shall not postpone or adjourn the Company Stockholder Meeting without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, if on the date for which the Company Stockholder Meeting is scheduled (the “Original Date”), the Company has not received proxies representing a sufficient number of shares for the Required Company Stockholder Approval, whether or not a quorum is present, Parent shall have the right to require the Company, and the Company shall have the right, to postpone or adjourn the Company Stockholder Meeting to a date which shall not be more than 30 days after the Original Date. If the Company continues not to receive proxies representing a sufficient number of shares for the Required Company Stockholder Approval, whether or not a quorum is present, the Company may, in its sole discretion, make one or more successive postponements or adjournments of the Company Stockholder Meeting as long as the date of the Company Stockholder Meeting is not postponed or adjourned to a date beyond the End Date in reliance on this subsection. Notwithstanding the foregoing, the Company may postpone or adjourn the Company Stockholder Meeting if (i) the Company is required to postpone or adjourn the Company Stockholder Meeting by Applicable Law or (ii) the Company Board of Directors or any authorized committee thereof shall have determined in good faith (after consultation with outside legal counsel) that it is necessary or appropriate to postpone or adjourn the Company Stockholder Meeting in order to give Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to Company Stockholders or otherwise made available to Company Stockholders by issuing a press release, filing materials with the SEC or otherwise (including in connection with any Change of Board Recommendation).

(c) Subject to Section 6.03: (i) the Proxy Statement shall include the Company Board Recommendation and (ii) the Company Board Recommendation shall not be withdrawn, modified or qualified in any manner adverse to Parent, and no resolution by the Company Board of Directors or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted or proposed (any of the foregoing a “Change of Board Recommendation”).

(d) Nothing contained in this Section 6.02 shall prohibit the Company Board of Directors from disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act; provided, however, that any disclosure other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, an express rejection of any applicable Acquisition Proposal or an express reaffirmation of the Company’s recommendation to the stockholders of the Company in favor of the adoption of the Agreement, together with a factual description of events or actions leading up to such disclosure that have been taken by the Company and that are permitted under Section 6.03 or actions taken or notices delivered to Ultimate Parent or Parent by the Company that are required by Section 6.03 shall, in each case, be deemed to be a Change of Board Recommendation hereunder, including for purposes of Section 9.01(f).

(e) Without limiting the generality of the foregoing, the Company agrees that, unless this Agreement is terminated in accordance with Section 9.01, (i) the Company’s obligation to duly call, give notice of, convene and hold the Company Stockholder Meeting shall not be affected by the withdrawal, amendment or modification of the Company Board Recommendation and (ii) the Company’s obligations pursuant to this Section 6.02 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal (whether or not a Superior Proposal). Unless this Agreement is terminated in accordance with Section 9.01, the Company agrees that it shall not submit to the vote of the stockholders of the Company any Acquisition Proposal (whether or not a Superior Proposal) prior to the vote of the Company’s stockholders with respect to the adoption of this Agreement at the Company Stockholder Meeting.

Section 6.03 No Solicitation.

(a) The Company shall, and shall cause each of its Representatives and each of the other Acquired Companies (and each of their respective Representatives) to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons (other than Ultimate Parent, Parent and their Representatives) conducted on or prior to the date of this Agreement with respect to any Acquisition Proposal, and shall promptly after the date of this Agreement instruct each Person that has in the twelve months prior to the date of this Agreement executed a confidentiality agreement relating to an Acquisition Proposal with or for the benefit of the Company to promptly return or destroy, in accordance with the terms of such confidentiality agreement, all information, documents and materials relating to the Acquisition Proposal or to the Acquired Companies and their businesses previously furnished by or on behalf of the Acquired Companies or any of their respective Representatives to such Person or such Person’s Representatives. Promptly following the date of this Agreement, the Company shall provide Parent with a certificate signed by the Company’s Chief Executive Officer that shall certify the Company’s compliance with this Section 6.03(a).

(b) Except as expressly permitted by this Section 6.03, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 9.01, the Company shall not, and shall cause each of its Representatives and each of the other Acquired Companies (and each of their respective Representatives) not to, directly or indirectly: (i) solicit, initiate, seek or knowingly encourage, facilitate, induce or support, or knowingly take any action to solicit, initiate, seek or knowingly encourage, facilitate, induce or support any announcement, communication, inquiry, expression of interest, proposal or offer that constitutes or that could reasonably be expected to lead to, an Acquisition Proposal from any Person (other than Ultimate Parent, Parent and their Representatives); (ii) enter into, participate in, maintain or continue any discussions or negotiations relating to, any Acquisition Proposal with any Person (other than Ultimate Parent, Parent and their Representatives), other than solely to state that the Acquired Companies and their Representatives are prohibited hereunder from engaging in any such discussions or negotiations; (iii) furnish to any Person

(other than Ultimate Parent, Parent and their Representatives) any non-public information that could reasonably be expected to be used for the purposes of formulating any inquiry, expression of interest, proposal or offer relating to an Acquisition Proposal from a Person (other than any information disclosed in the ordinary course consistent with past practices and not known by the Company to be used for the purposes of formulating any inquiry, expression of interest, proposal or offer relating to an Acquisition Proposal); (iv) accept any Acquisition Proposal or enter into any agreement, arrangement or understanding relating to any Acquisition Proposal (other than a confidentiality agreement pursuant to Section 6.03(d)) with any Person (other than Ultimate Parent, Parent and their Representatives); or (v) submit any Acquisition Proposal or any matter related thereto to the vote of the stockholders of the Company.

(c) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 9.01, the Company shall promptly (and in any event within 24 hours) provide Parent with: a copy (if in writing) or written summary of material terms (if oral, which written summary may be delivered by email) of any expression of interest, proposal or offer relating to an Acquisition Proposal (including any material modification thereto, which shall include any communications as to the proposed amount or form of consideration, financing terms, if any, and closing conditions), or a copy (if in writing) or written summary (if oral, which written summary may be delivered by email) of any request for non-public information that could reasonably be expected to be used for the purposes of formulating any inquiry, expression of interest, proposal or offer relating to an Acquisition Proposal from a Person (other than any information disclosed in the ordinary course consistent with past practices and not known by the Company to be used for the purposes of formulating any inquiry, expression of interest, proposal or offer relating to an Acquisition Proposal), that is received by any Acquired Company or any Representative of any Acquired Company from any Person (other than Parent), including in such description the identity of the Person from which such inquiry, expression of interest, proposal, offer or request for information was received (the “Other Interested Party”). Without limiting the foregoing, the Company shall promptly (and in any event within 24 hours) notify Parent orally and in writing (which may be by email) if the Company determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 6.03(d).

(d) Notwithstanding Section 6.03(b), if at any time prior to the adoption of this Agreement by the Required Company Stockholder Approval: (i) the Company has received a bona fide written Acquisition Proposal from a third party; (ii) the Company has not materially breached this Section 6.03; (iii) the Company Board of Directors determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal; and (iv) after consultation with its outside counsel, the Company Board of Directors determines in good faith that such action is necessary to comply with its fiduciary duties to the stockholders of the Company under the DGCL, then the Company may (A) furnish information with respect to the Acquired Companies to the Person making such Acquisition Proposal and its Representatives and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal and its Representatives regarding such Acquisition Proposal; provided that the Company (x) shall not, and shall not allow any of its Representatives or any other Acquired Company or any of its Representatives to, disclose any information to such Person without first entering into a confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of any of the Acquired Companies and containing “standstill” provisions no less favorable to the Company than the “standstill” provisions contained in the Confidentiality Agreement and (y) shall promptly provide to Parent any information concerning the Acquired Companies provided to such other Person which was not previously provided to Parent.

(e) The Company shall not, and shall cause each other Acquired Company not to, terminate, waive, amend or modify any provision of, or grant permission under, any standstill or confidentiality agreement to which any Acquired Company is a party, and the Company shall, and shall cause each other Acquired Company to, enforce the provisions of each such agreement.

(f) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the adoption of this Agreement by the Required Company Stockholder Approval, the Company Board of Directors may make a Change of Board Recommendation for a reason unrelated to an Acquisition Proposal (it being understood and agreed that any Change of Board Recommendation proposed to be made in relation to an Acquisition Proposal may only be made pursuant to and in accordance with the terms of Section 6.03(g)) if the Company Board of Directors has determined in good faith, after consultation with its outside counsel, that, in light of an Intervening Event and taking into account the results of any negotiations with Parent as contemplated by clause (ii) below and any offer from Parent contemplated by clause (iii) below, that such action is necessary to comply with fiduciary duties owed by the Company Board of Directors to the stockholders of the Company under the DGCL; provided, however, that the Company Board of Directors may not withdraw, modify or amend the Company Board Recommendation in a manner adverse to Ultimate Parent or Parent pursuant to the foregoing unless:

(i) the Company shall have provided prior written notice to Parent, at least four Business Days in advance (the “Intervening Event Notice Period”), of the Company’s intention to make a Change of Board Recommendation (it being understood that the delivery of such notice and any amendment or update thereto and the determination to so deliver such notice, update or amendment shall not, by itself, constitute a Change of Board Recommendation or otherwise give rise to a Triggering Event), which notice shall specify the Company Board of Directors’ reason for proposing to effect such Change of Board Recommendation;

(ii) prior to effecting such Change of Board Recommendation, the Company shall, and shall cause the Company Representatives to, during the Intervening Event Notice Period negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement in such a manner that would obviate the need for the Company Board of Directors to effect such Change of Board Recommendation; and

(iii) Parent shall not have, within the aforementioned four Business Day period, made a written, binding and irrevocable (through the expiration of such period) offer to modify the terms and conditions of this Agreement that the Company Board of Directors has in good faith determined (after consultation with its outside legal counsel and its financial advisor) would obviate the need for the Company Board of Directors to effect such Change of Board Recommendation.

(g) Notwithstanding anything to the contrary contained in this Agreement, if the Company receives an Acquisition Proposal that the Company Board of Directors determines in good faith, after consultation with outside counsel and its financial advisors, constitutes a Superior Proposal, after giving effect to all of the adjustments to the terms of this Agreement that may be offered by Parent (including pursuant to clause (ii) below), the Company Board of Directors may at any time prior to the adoption of this Agreement by the Required Company Stockholder Approval, if the Company Board of Directors determines in good faith, after consultation with outside counsel, that such action is necessary to comply with fiduciary duties owed by the Company Board of Directors to the stockholders of the Company under the DGCL, (y) effect a Change of Board Recommendation with respect to such Superior Proposal or (z) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (z), and any purported termination pursuant to the foregoing clause (z) shall be void and of no force or effect, unless the Company complies with the provisions of Section 9.01(g) and Section 9.03 in the time frames specified therein; and provided, further that the Company Board of Directors may not withdraw, modify or amend the Company Board Recommendation in a manner adverse to Ultimate Parent or Parent pursuant to the foregoing clause (y) or terminate this Agreement pursuant to the foregoing clause (z) unless (A) the Acquired Companies shall not have materially breached this Section 6.03 and (B):

(i) the Company shall have provided prior written notice to Parent, at least four Business Days in advance (the “Notice Period”), of the Company’s intention to take any action permitted under clause (y) or (z) above with respect to such Superior Proposal, which notice shall specify the material terms and conditions of such Superior Proposal (including the identity of the party making such Superior Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and all other material documents, including the definitive agreement with respect to such Superior Proposal (the “Alternative Acquisition Agreement”); and

(ii) prior to effecting such Change of Board Recommendation or terminating this Agreement to enter into a definitive agreement with respect to such Superior Proposal, the Company shall, and shall cause its Representatives to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal. In the event of any revisions to the Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 6.03(g) with respect to such new written notice, except that references to the four Business Day period above shall be deemed references to a two Business Day period.

For the avoidance of doubt, any actions taken by the Company in accordance with this Section 6.03(g)(B) shall not be deemed to constitute a Change of Board Recommendation.

(h) Neither the Company nor the Company Board of Directors shall take any action to exempt any Person (other than Parent, Merger Sub and their respective Affiliates) from the provisions of “control share acquisitions” contained in Section 203 of the DGCL or any other Anti-Takeover Law or otherwise cause such restrictions not to apply, in each case unless such actions are taken simultaneously with a termination of this Agreement pursuant to Section 9.01(g).

(i) The Company agrees that any violation of the restrictions set forth in this Section 6.03 by any Representative of any of the Acquired Companies shall be deemed to be a breach of this Agreement (including this Section 6.03) by the Company.

Section 6.04 Access to Information. Subject to Applicable Law, from the date of this Agreement until the Effective Time, upon reasonable notice and during normal business hours, the Company shall and shall cause each other Acquired Company to (a) give Parent and its Representatives reasonable access to the offices, properties, books and records of the Acquired Companies, (b) furnish to Parent and its Representatives such financial and operating data and other information relating to the Acquired Companies as such Persons may reasonably request and (c) instruct the Representatives of the Acquired Companies to cooperate with Parent in its investigation of the Acquired Companies; provided, however, that the Acquired Companies shall not be required to provide access to any information or documents which would, in the reasonable judgment of the Company (after consultation with outside legal counsel), (i) breach any agreement with any Person to which the Acquired Companies are party or otherwise bound, (ii) constitute a waiver of the attorney-client or other privilege held by any of the Acquired Companies, or (iii) otherwise violate any Applicable Law (it being agreed that the Company shall give notice to Parent of the fact that it is withholding such information or documents pursuant to clauses (i) through (iii) above and thereafter the Company and Parent shall reasonably cooperate (including by entering into a joint defense or similar agreement) to cause such information to be provided in a manner that would not reasonably be expected to waive the applicable privilege or protection or violate the applicable restriction). Any investigation pursuant to this Section 6.04 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Acquired Companies. Notwithstanding the foregoing, Parent shall not have access to personnel records of the Acquired Companies relating to individual performance or evaluation records, medical histories or other information, the disclosure of which would result in the violation of Applicable Law.

Section 6.05 Termination of Employee Plans. Unless Parent directs the Company otherwise in writing no later than five Business Days prior to the Effective Time, the Company Board of Directors (or the board of directors of the applicable Acquired Company) shall adopt resolutions terminating, effective at least one day prior to the Effective Time, any Employee Plan qualified under Section 401(a) of the Code and containing a Code Section 401(k) cash or deferred arrangement (each, a “401(k) Plan”). Prior to the Effective Time, the Company shall provide Parent with executed resolutions of its Board of Directors (or the board of directors of the applicable Acquired Company) authorizing such termination and amending any such 401(k) Plan commensurate with its termination to the extent necessary to comply with all Applicable Laws. The Company shall also take (and shall cause each applicable Acquired Company to take) such other actions in furtherance of the termination of each 401(k) Plan as Parent may reasonably require.

Section 6.06 Notices of Certain Events.

(a) From the date of this Agreement until the Effective Time, the Company shall promptly notify Parent of:

(i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii) any notice or other communication from any Governmental Authority (A) delivered in connection with the transactions contemplated by this Agreement or (B) indicating that a material Permit is revoked or about to be revoked or that a Permit is required in any jurisdiction in which such material Permit has not been obtained;

(iii) any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of the Company, threatened against, relating to or involving or otherwise affecting any Acquired Company, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.11 or Section 4.14, as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement;

(iv) any inaccuracy in or breach of any representation, warranty or covenant contained in this Agreement such that the conditions in Section 8.02(a) or Section 8.02(b) would not be satisfied;

(v) any written notice from NASDAQ asserting any non-compliance with any applicable listing and other rules and regulations of NASDAQ; and

(vi) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article 8 impossible, unlikely or materially delayed.

(b) From the date of this Agreement until the Effective Time, Ultimate Parent, Parent and Merger Sub shall promptly notify the Company of:

(i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii) any notice or other communication from any Governmental Authority delivered in connection with the transactions contemplated by this Agreement;

(iii) any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of the Parent, threatened against, relating to or involving or otherwise affecting Ultimate Parent, Parent or Merger Sub that relate to the consummation of the transactions contemplated by this Agreement;

(iv) any inaccuracy in or breach of any representation, warranty or covenant contained in this Agreement such that the conditions in Section 8.03(a) or Section 8.03(b) would not be satisfied; and

(v) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article 8 impossible, unlikely or materially delayed.

(c) No information or knowledge obtained in any investigation or notification pursuant to this Section 6.06, Section 6.04, Section 7.01 or otherwise shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement and no such notice, information or knowledge shall be deemed to supplement or amend the Company Disclosure Schedule for the purpose of determining whether any of the conditions set forth in Article 8 has been satisfied.

ARTICLE 7.

ADDITIONAL COVENANTS OF THE PARTIES

Section 7.01 Appropriate Action; Consents; Filings.

(a) Each of the Company, Ultimate Parent, Parent and Merger Sub shall use reasonable best efforts to: (i) take, or cause to be taken, all appropriate actions and do, or cause to be done, and to assist and cooperate with the other parties hereto in doing all things necessary, proper or advisable under Applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable; (ii) obtain from any Governmental Authority any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Ultimate Parent or the Company or any of their respective Subsidiaries, or to avoid any Proceeding by any Governmental Authority, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including the Merger; and (iii) as promptly as reasonably practicable, and in any event within ten Business Days after the date hereof, make all necessary registrations, declarations, submissions and filings, and thereafter make any other required registrations, declarations, submissions and filings, and pay any fees due in connection therewith, with respect to this Agreement and the Transaction required under the Exchange Act, any other applicable federal or state securities laws, the HSR Act, any applicable Antitrust Laws, and any other Applicable Law; provided, that the parties shall cooperate with each other in connection with (x) preparing and filing the Proxy Statement and any other required filings, (y) determining whether any action by or in respect of, or filing with, any Governmental Authority is required, in connection with the consummation of the Transaction and (z) seeking any such actions, consents, approvals or waivers or making any such filings. The parties shall furnish to each other all information required for any application or other filing under the rules and regulations of any Applicable Law in connection with the transactions contemplated by this Agreement.

(b) The parties shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their reasonable best efforts to obtain any third party consents, (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) required to be disclosed in the Company Disclosure Schedule or (iii) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time; provided, however that the parties shall coordinate and cooperate in determining whether any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts in connection with consummation of the Transaction and seeking any such actions, consents, approvals or waivers.

(c) As promptly as practicable after the execution of this Agreement, the parties shall prepare, prefile, and then no earlier than five Business Days thereafter, file with CFIUS a joint voluntary notice pursuant to Section 721 of the Defense Production Act of 1950, 50 U.S.C. app. § 2170, as amended (“Exon-Florio”) with respect to the transactions contemplated by this Agreement. Each party to this Agreement shall provide CFIUS with any additional or supplemental information requested by CFIUS or its member agencies during the Exon-Florio review process as promptly as practicable, and in all cases within the amount of time allowed by CFIUS. Subject to Applicable Law, the parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party relating to proceedings under Exon-Florio. The parties, in cooperation with each other, shall use their respective reasonable best efforts to finally and successfully obtain the CFIUS Clearance as promptly as practicable.

(d) Without limiting the generality of anything contained in this Section 7.01, each party shall: (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any Governmental Authority with respect to the Transaction; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or legal proceeding; and (iii) promptly inform the other parties of any communication to or from the Federal Trade Commission, the Department of Justice or any other domestic or foreign Governmental Authority regarding the Transaction. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal prior to submission in connection with the Transaction and shall take reasonable account of each other’s views. In addition, except as may be prohibited by any Governmental Authority or by any Applicable Law, in connection with any such request, inquiry, investigation, action or legal proceeding, each party hereto will permit authorized representatives of the other parties to be present at each meeting, conference or telephone call relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with such request, inquiry, investigation, action or legal proceeding.

(e) Notwithstanding anything to the contrary in this Agreement, in connection with the receipt of any necessary approvals or clearances of a Governmental Authority (including under the HSR Act or Exon-Florio), neither Ultimate Parent nor the Company (nor any of their respective Subsidiaries or Affiliates) shall be required to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct their businesses in a specified manner, or enter into or agree to enter into a voting trust arrangement, proxy arrangement, “hold separate” agreement or arrangement or similar agreement or arrangement with respect to the assets, operations or conduct of their business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of Ultimate Parent, the Company or their respective Subsidiaries or Affiliates.

(f) Each of Ultimate Parent and the Company (and any of their respective Subsidiaries and Affiliates) shall take, or cause to be taken, such actions and agree to any reasonable action, restriction or condition as may be requested or required by any Governmental Authority in connection with obtaining any affirmative approval or clearance required under any Antitrust Laws in the foreign jurisdictions identified on Schedule 8.01(b), except if any of the aforementioned actions, either individually or in the aggregate, is or would reasonably be expected to be significant to the business of the Acquired Companies, taken as a whole.

(g) Notwithstanding anything to the contrary in this Agreement, including specifically Section 7.01(c) and Section 7.01(d), each of Ultimate Parent and the Company (as well as any of their respective Subsidiaries or Affiliates) shall take, or cause to be taken, such actions and agree to any reasonable action, restriction or condition to mitigate any national security concerns as may be requested or required by CFIUS or any other agency or branch of the U.S. government in connection with, or as a condition of, obtaining the CFIUS Clearance, except if any of the aforementioned actions, either individually or in the aggregate, is or would reasonably be expected to be significant to the business of the Acquired Companies, taken as a whole.

Section 7.02 Proxy Statement.

(a) As promptly as practicable after the date of this Agreement, the Company shall prepare, in consultation with Parent, and cause to be filed with the SEC a preliminary Proxy Statement and use all reasonable efforts, in consultation with Parent, to:

(i) obtain and furnish the information required to be included by the SEC in the preliminary Proxy Statement;

(ii) respond promptly to any comments made by the SEC or its staff with respect to the preliminary Proxy Statement;

(iii) cause a definitive Proxy Statement (together with any amendments and supplements thereto) to be mailed to its stockholders containing all information required under Applicable Law to be furnished to the Company’s stockholders in connection with the Merger and the transactions contemplated by this Agreement as soon as reasonably practicable (and in any event within five Business Days) following the later of (i) receipt and resolution of the SEC comments on the preliminary Proxy Statement and (ii) the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act;

(iv) promptly amend or supplement any information provided by it for use in the preliminary or definitive Proxy Statement (including any amendments or supplements thereof) if and to the extent that it shall have become false or misleading in any material respect and take all steps necessary to cause the Proxy Statement as so amended or supplemented to be filed with the SEC and to be disseminated to the Company’s stockholders, in each case as and to the extent required by Applicable Law; and

(v) cause the preliminary and definitive Proxy Statements, on each relevant filing date, on the date of mailing to the Company’s stockholders and at the time of the Company Stockholder Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and cause the Proxy Statement to comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

(b) Parent and its counsel shall be given a reasonable opportunity to review and comment on the preliminary and the definitive Proxy Statement and any amendment or supplement to the preliminary or the definitive Proxy Statement, as the case may be, each time before any such document is filed with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel. Parent shall furnish to the Company all information concerning Ultimate Parent, Parent and Merger Sub required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of comments from the SEC (or the staff of the SEC). Notwithstanding the foregoing, the Company shall have no responsibility with respect to any information supplied by Ultimate Parent, Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement. The Company shall provide Parent and its counsel with (i) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of the Company to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC or its staff.

(c) Parent shall use all reasonable efforts to:

(i) cause the information supplied or to be supplied by or on behalf of Ultimate Parent, Parent and Merger Sub in writing expressly for inclusion or incorporation by reference in the Proxy Statement not to contain, on the date of the mailing to the Company’s stockholders and at the time of the Company Stockholder Meeting, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and

(ii) promptly inform the Company if at any time prior to the Effective Time, any event relating to Ultimate Parent, Parent or any of their respective Affiliates, officers or directors should be discovered by Parent which is required to be set forth in a supplement to the Proxy Statement.

Section 7.03 Confidentiality; Public Announcements.

(a) Ultimate Parent and the Company hereby acknowledge and agree to continue to be bound by the Mutual Confidentiality Agreement dated as of October 1, 2013, by and between Ultimate Parent and the Company (the “Confidentiality Agreement”).

(b) Without limiting any other provision of this Agreement, each of Ultimate Parent and the Company shall consult with the other and issue a joint press release with respect to the execution of this Agreement. Thereafter, neither the Company nor Ultimate Parent, nor any of their respective Subsidiaries, shall issue any press release or other announcement (to the extent not previously publicly disclosed or made in accordance with this Agreement) with respect to this Agreement, the transactions contemplated hereby or any Acquisition Proposal without the prior consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed), except (i) as such press release or other announcement may be required by Applicable Law or the applicable rules of a national securities exchange, in which case the party required to issue the release or make the announcement shall use its reasonable best efforts to provide the other party with a reasonable opportunity to review and comment on such release or announcement in advance of its issuance or (ii) in connection with a Change of Board Recommendation if and to the extent permitted by the terms of this Agreement.

Section 7.04 Form S-8; ESPP; Assumption of Company Compensatory Awards.

(a) With respect to the Company Options and Company RSUs assumed pursuant to Section 3.05, Ultimate Parent shall prepare and file with the SEC a registration statement on Form S-8 with respect to the Ultimate Parent Ordinary Shares issuable upon exercise of the assumed Company Compensatory Awards promptly, but in any event no later than 15 Business Days, following the Effective Time. The Company and its counsel shall cooperate with and assist Ultimate Parent in the preparation of such registration statement. For the avoidance of doubt, the Form S-8 registration statement shall not cover any Cashed Out Compensatory Awards.

(b) The Company shall take such action as may be necessary to (i) cause any offering period (or similar period during which shares may be purchased) underway as of the date hereof under the Company ESPP to be terminated as of the last day of the payroll period ending immediately preceding the Effective Time (the “Final Exercise Date”); (ii) make any pro-rata adjustments that may be necessary to reflect the shortened offering period (or similar period), but otherwise treat such shortened offering period (or similar period) as a fully effective and completed offering period for all purposes under the Company ESPP; (iii) cause each participant’s shares purchase right under the Company ESPP (the “Company ESPP Rights”) to be exercised as of the Final Exercise Date; (iv) provide that no further offering periods (or similar period during which shares may be purchased) shall commence under the Company ESPP on or following the date of this Agreement; (v) provide that no individual who is not participating in the Company ESPP as of the date hereof may hereafter commence participation in the Company ESPP; and (vi) terminate the Company ESPP as of the Final Exercise Date. Each outstanding option under the Company ESPP on the Final Exercise Date shall be exercised on such date for the purchase of Company Common Stock in accordance with the terms of the Company ESPP. On the Final Exercise Date, the funds credited as of such date under the Company ESPP within the associated accumulated payroll withholding account for each participant under the Company ESPP will be used to purchase shares in accordance with the terms of the Company ESPP, and each share purchased thereunder immediately prior to the Effective Time will be cancelled at the Effective Time and converted into the right to receive the Merger Consideration pursuant to Section 3.01, subject to withholding of applicable income and employment withholding Taxes. No further Company ESPP Rights will be granted or exercised under the Company ESPP after the Final Exercise Date (except for the right to receive the Merger Consideration pursuant to this Section 7.04(b)). The Company shall provide timely notice of the setting of the Final Exercise Date and termination of the Company ESPP in accordance with the Company ESPP.

(c) As soon as reasonably practicable following the date of this Agreement and in any event prior to the Effective Time, the Company Board of Directors (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions that are necessary for the assumption and conversion of the Company Compensatory Awards and for the treatment of Cashed Out Compensatory Awards as set forth in Section 3.05.

Section 7.05 Indemnification of Officers and Directors.

(a) Parent and Merger Sub agree that, subject to Applicable Law, all rights to exculpation or indemnification for acts or omissions occurring prior to the Effective Time existing as of the date of this Agreement in favor of the current and former directors and officers of any Acquired Company and his heirs and personal representatives (each, a “D&O Indemnitee”), as provided in the Company’s or each of its Subsidiaries’ respective articles or certificates of incorporation or bylaws (or comparable organizational or governing documents) or in any agreement between any Acquired Company and such D&O Indemnitee, shall survive the Transaction and shall continue in full force and effect in accordance with their terms following the Effective Time, and Parent shall cause the Surviving Corporation to fulfill and honor such obligations to the maximum extent permitted by Applicable Law. In addition, for a period of six years following the Effective Time, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, cause the certificate of incorporation and bylaws (or comparable organizational or governing documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification and exculpation that are at least as favorable as the indemnification and exculpation provisions contained in the certificate of incorporation and bylaws (or comparable organizational or governing documents) of the Company and its Subsidiaries, as applicable, immediately prior to the Effective Time, and during such six-year period, such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of any D&O Indemnitee, except as required by Applicable Law.

(b) Prior to the Effective Time, the Company shall obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, the “D&O Insurance”), in each case for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective

Time from an insurance carrier with the same or better credit rating as the Company’s current D&O Insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies; provided, however, that in no event shall the cost of such policies exceed 250% of the last annual premium paid therefor prior to the Effective Time; provided further, that if the annual premiums of such insurance coverage exceed such amount, the Company shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(c) The provisions of this Section 7.05 shall survive the Closing and are intended to be for the benefit of, and enforceable by, each D&O Indemnitee, and nothing in this Agreement shall affect any indemnification rights that any such D&O Indemnitee may have under the certificate of incorporation or bylaws of any Acquired Company or any Contract or Applicable Law. Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 7.05 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnitee without the consent of such D&O Indemnitee.

(d) In the event that the Company, the Surviving Corporation or any of their Subsidiaries (or any of their respective successors or assigns) shall consolidate or merge with any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or transfers at least fifty percent (50%) of its properties and assets to any other person, then in each case proper provision shall be made so that the continuing or surviving corporation or entity (or its successors or assigns, if applicable), or transferee of such assets, as the case may be, shall, unless such corporation or entity (or its successors or assigns, if applicable) is otherwise bound by the obligations set forth in this Section 7.05 by Applicable Law, assume the obligations set forth in this Section 7.05.

Section 7.06 Section 16 Matters. Prior to the Effective Time, the Company shall take such actions as are required to cause the disposition of Company Common Stock, Company Options, Company RSUs or other convertible securities in connection with the Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act.

Section 7.07 Stockholder Litigation. The Company shall (a) keep Parent fully informed on a current basis regarding any stockholder litigation against the Company or its directors or officers relating to the transactions contemplated by this Agreement, whether commenced prior to or after the execution and delivery of this Agreement, and (b) give Parent the opportunity to participate in the defense or settlement of any such stockholder litigation.

Section 7.08 Financing.

(a) The Company agrees to use reasonable best efforts to provide such assistance (and to cause the other Acquired Companies, and to use reasonable best efforts to cause its and their respective Representatives, to provide such assistance) with the Debt Financing as is reasonably requested by Parent. Such assistance shall include, at the reasonable request of Parent, the following: (i) participation in, and assistance with, the Marketing Efforts related to the Debt Financing; (ii) participation by senior management of the Acquired Companies in, and assistance with, the preparation of rating agency presentations and a reasonable number of meetings with rating agencies; (iii) timely delivery to Parent and its Financing Sources of the Financing Information by the times required in the Debt Commitment Letters; (iv) participation by senior management of the Company in the negotiation of the Debt Financing Documents (to the extent applicable) and the execution (to the extent applicable) and delivery of the Financing Deliverables; provided, that no obligation of the Company or any of its Subsidiaries under the agreement, pledge or grant pursuant to the Financing Deliverables shall be effective until the Effective Time; (v) taking such actions as may be required to permit any cash and marketable securities of the Acquired Companies available at the Effective Time to be made available to finance, in part, the Merger on the Closing Date; and (vi) using reasonable best efforts to ensure that the Debt Financing benefits from the existing lending relationships of the Acquired Companies. The Company will provide to Parent and its Financing Sources such information as may be necessary so that the Financing Information and Marketing Material (in the case of Marketing Material, to the extent related to the Acquired Companies and delivered to the Company) is complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which such statements are made, not materially misleading. The Company hereby consents to the use of all of its and its Subsidiaries’ logos in connection with the Debt Financing in a manner customary for the arrangement of financings similar to the Debt Financing; provided, that such logos are used solely in a manner that is not intended to harm or disparage the Company or any of its Affiliates or their reputation or goodwill. Notwithstanding anything in this Agreement to the contrary, (i) neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or enter into any definitive agreement or incur any other liability or obligation in connection with the Debt Financing (or any alternative financing) prior to the Effective Time and (ii) none of the Company or any of its Subsidiaries shall be required to take any action that will conflict with or violate the Company’s or such Subsidiary’s organizational documents or any Applicable Laws or result in the contravention of, or that would reasonably be expected to result in a violation or breach of or default under, any Contract to which the Company or any of its Subsidiaries is a party. Parent shall reimburse the Company for any reasonable and documented out-of-pocket expenses and costs incurred in connection with the Company’s or its Affiliates’ obligations under this Section 7.08(a) promptly upon presentment of invoices therefor. The Company, its Affiliates and their respective Representatives (collectively, the “7.08 Indemnitees”) shall be indemnified and held harmless by Parent and Merger Sub for and against any and all losses, damages, claims, costs, expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation), interest, awards, judgments and penalties suffered or incurred by the 7.08 Indemnitees in connection with the arrangement of the Debt Financing (or any alternative financing) and/or any information provided by the Company or any of its Subsidiaries expressly for use in connection therewith, except to the extent such losses, damages, claims, costs, expenses, interest, awards, judgments or penalties arose out of or resulted from the fraud, willful misconduct, gross negligence or intentional misrepresentation of any 7.08 Indemnitee. Any information provided to Parent or any other Person pursuant to this Section shall be subject to the Confidentiality Agreement.

(b) Parent shall use reasonable best efforts to arrange the Debt Financing as promptly as practicable following the date of this Agreement and to consummate the Debt Financing on the Closing Date. Such actions shall include, but not be limited to, the following: (i) maintaining in effect the Debt Commitment Letters; provided that Parent may replace or amend any Debt Commitment Letter so long as such replacement or amendment would not adversely impact or delay in any material respect the ability of Parent to consummate the Merger or the Debt Financing; (ii) participation by senior management of Parent in, and assistance with, the preparation of rating agency presentations and meetings with rating agencies; (iii) satisfying on a timely basis all financing conditions that are within Parent’s or any of its Affiliates’ control; (iv) negotiating, executing and delivering Debt Financing Documents that reflect the terms contained in the Debt Commitment Letters (including any “market flex” provisions related thereto) or on such other terms acceptable to Parent and its Financing Sources; provided that such other terms would not adversely impact or delay in any material respect the ability of Parent to consummate the Merger or the Debt Financing; (v) drawing the full amount of the Debt Financing, in the event that the conditions set forth in Section 8.01 and Section 8.02 and the financing conditions have been satisfied or, upon funding would be satisfied; and (vi) using reasonable best efforts to enforce the Debt Commitment Letters to cause any lender to provide such Debt Financing. Parent shall give the Company prompt notice of any breach or repudiation by any party to the Debt Commitment Letters of which Parent or its Affiliates becomes aware; provided that in no event will Parent be under any obligation to disclose any information that is subject to any applicable legal privileges (including the attorney-client privilege). Without limiting Parent’s other obligations under this Section 7.08(b), if a Financing Failure Event occurs, then Parent shall (x) promptly notify the Company of such Financing Failure Event and the reasons therefor, (y) use reasonable best efforts to obtain alternative financing from alternative financing sources on terms (including structure, covenants and pricing) not materially less beneficial to Parent than the unavailable financing (giving effect to any “flex” provisions), in an amount sufficient to make the Closing Date Payments and consummate the transactions contemplated by this Agreement, as promptly as practicable following the occurrence of such event, and (z) obtain, and when obtained, provide the Company with a copy of, a new financing commitment that provides for such alternative financing and the executed fee letter associated therewith (provided, that the fee amounts and other economic terms set forth in such fee letter, none of which could adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount of the Debt Financing, may be redacted). Neither Parent nor any of its Affiliates shall amend, modify, supplement, restate, assign, substitute or replace any of the Debt Commitment Letters or any Debt Financing Document except for substitutions and replacements pursuant to the immediately preceding sentence.

Section 7.09 Employee Matters.

(a) For a period of one year following the Closing Date, Ultimate Parent shall, or shall cause the Surviving Corporation to, provide each Acquired Company Employee with base salary, bonus opportunity, severance, health and welfare benefits which are no less favorable than the base salary, bonus opportunity, severance, health and welfare benefits each such Acquired Company Employee is entitled or eligible to receive from any Acquired Company as of immediately prior to the Effective Time.

(b) Ultimate Parent further agrees that, from and after the Closing Date, Ultimate Parent shall, or shall cause the Surviving Corporation, to the extent permitted under such plans and under Applicable Law, to grant all of the Acquired Company Employees credit for any service with such Acquired Company earned prior to the Closing Date (i) for eligibility and vesting purposes and (ii) for purposes of vacation accrual and severance benefit determinations under any benefit or compensation plan, program, agreement or arrangement that may be established or that is maintained by Ultimate Parent or the Surviving Corporation or any of its Subsidiaries on or after the Closing Date (but not benefit accrual under any defined benefit plan or frozen benefit plan or vesting under any equity incentive plan) to the same extent as such Acquired Company Employee was entitled, before the Effective Time, to credit for such service under any similar plan in which such Acquired Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided, however, that such service shall not be recognized or credited to the extent that such recognition would result in a duplication of benefits provided to the Acquired Company Employee, for purposes of qualifying for subsidized early retirement benefits or to the extent that such service was not recognized under any similar Employee Plan of the Company. In addition, for purposes of each benefit plan of Ultimate Parent or the Surviving Corporation or any of its Subsidiaries on or after the Closing Date (“Parent Plans”) providing medical, dental, pharmaceutical, vision and/or other health benefits to any Acquired Company Employee, Ultimate Parent shall use reasonable best efforts to (A) cause to be waived all pre-existing condition exclusions and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements to the extent waived or satisfied by an Acquired Company Employee and his or her covered dependents under any Employee Plan as of the Closing Date and (B) for the plan year in which the Effective Time occurs, cause any deductible, co-insurance and covered out-of-pocket expenses paid by any Acquired Company Employee (or covered dependent thereof) during the portion of the plan year in which such Acquired Company Employee participated in an Employee Plan to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable Parent Plan in the applicable plan year.

(c) As soon as administratively practicable following the Effective Time, all participants in any 401(k) Plan of the Company shall become participants in the comparable 401(k) Plan arrangement of Ultimate Parent or an Affiliate of Ultimate Parent, and Ultimate Parent shall establish or designate a comparable 401(k) Plan arrangement of Ultimate Parent or an Affiliate of Ultimate Parent to receive any rollover distributions from such 401(k) Plans of the Company, including rollover of any outstanding loans held by participants of such plans.

(d) Without limiting the generality of the foregoing, as of the Effective Time, Ultimate Parent shall, or shall cause the Surviving Corporation, to honor the change in control and severance agreements, arrangements and policies set forth in Section 7.09 of the Company Disclosure Schedule (each a “Company Separation Agreement”), and to refrain from amending or terminating any such Company Separation Agreement prior to the first anniversary of the Effective Time, except such amendments as may be necessary to avoid the imposition of a tax under Section 409A of the Code; provided that, nothing herein shall prevent Ultimate Parent or an Affiliate of Ultimate Parent from amending any such agreement or plan thereafter in accordance with its terms.

(e) The provisions of this Section 7.09 are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder or create any third-party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) or service provider or former service provider (including any beneficiary or dependent thereof) of the Acquired Companies in any respect, including in respect of continued employment (or resumed employment), or create any such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan, Parent Plan or any employee or service provider program or arrangement of Ultimate Parent or any of its subsidiaries (including any Employee Plan of the Company prior to the Effective Time), and nothing herein shall be deemed to amend any Employee Plan or Parent Plan to reflect the terms of this Section 7.09.

Section 7.10 Third Party Consents. Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent in connection with the Transaction that may be required from any Person under any Contract, (i) without the prior written consent of Parent (which such consent shall not be unreasonably withheld, conditioned or delayed), none of the Company or any Acquired Company shall pay or commit to pay to such Person whose approval or consent is being solicited any material cash or other consideration or incur any material liability or other obligation due to such Person (other than any payments which are expressly required pursuant to the terms of such Contract with such Person in effect as of the date of this Agreement) and (ii) none of Ultimate Parent, Parent or Merger Sub shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation.

ARTICLE 8.

CONDITIONS TO THE TRANSACTION

Section 8.01 Conditions to the Obligations of Each Party. The respective obligations of the Company, Ultimate Parent, Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or written waiver by all parties, if permissible under Applicable Law) of the following conditions:

(a) Required Company Stockholder Approval. This Agreement shall have been duly adopted by the Required Company Stockholder Approval.

(b) Governmental Approvals. The waiting period (and any extension thereof) applicable to the consummation of the Transaction under the HSR Act shall have expired or been terminated and, on the Closing Date, there shall not be in effect any voluntary agreement between Parent and the Federal Trade Commission or the Department of Justice pursuant to which the parties have agreed not to consummate the Merger for any period of time. Any affirmative approval or clearance required under any Antitrust Laws in the foreign jurisdictions identified on Schedule 8.01(b) shall have been obtained or deemed to have been obtained.

(c) No Injunction. No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any Governmental Authority of competent jurisdiction shall be in effect which prohibits or prevents the consummation of the Transaction on the terms contemplated herein, and no Applicable Law shall have been enacted or be deemed applicable to the Transaction that makes consummation of the Transaction illegal.

Section 8.02 Conditions to the Obligations of Ultimate Parent, Parent and Merger Sub. The obligations of Ultimate Parent, Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or written waiver exclusively by each of Ultimate Parent, Parent and Merger Sub, if permissible under Applicable Law), at or prior to the Closing, of the following further conditions:

(a) Representations and Warranties.

(i) Each of the representations and warranties made by the Company in Sections 4.01(a), 4.01(b) 4.02, 4.05(a), 4.05(c), 4.23 and 4.24 (collectively, the “Company Fundamental Representations”) shall, if qualified by materiality or “Company Material Adverse Effect”, have been accurate in all respects or, if not so qualified by materiality or “Company Material Adverse Effect”, have been accurate in all material respects, in each case, as of the date of this Agreement and as of the Closing Date as if made on the Closing Date, except for representations and warranties that speak as of a particular date, which shall be accurate in all material respects as of such date (it being understood that the representations and warranties in Section 4.05 shall be deemed to be inaccurate in all material respects if the Company’s fully diluted capitalization exceeds by more than 1,000,000 shares the Company’s fully diluted capitalization set forth in Section 4.05(a)); and

(ii) Each of the representations and warranties made by the Company in this Agreement other than the Company Fundamental Representations shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on the Closing Date, in each case, (A) except for representations and warranties that speak as of a particular date, which shall be accurate in all respects as of such date, (B) except where the failure to be so accurate has not had and would not reasonably be expected to have, a Company Material Adverse Effect and (C) without giving effect to any “Company Material Adverse Effect” or other materiality qualifications, or any similar qualifications, contained or incorporated directly or indirectly in such representations and warranties.

(b) Covenants. Each of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

(d) Executed Agreements and Documents. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

(i) a certificate executed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer (the “Company Closing Certificate”) and to the effect that the conditions set forth in Sections 8.02(a), 8.02(b) and 8.02(c) have been duly satisfied; and

(ii) written resignations of all directors of the Company, to be effective as of the Effective Time.

(e) Litigation. There shall not be pending by any Governmental Authority any Proceeding that seeks to prevent the consummation of the Transaction or that seeks to require the taking of any action or the imposition of any remedy that is not required of Ultimate Parent pursuant to Section 7.01(e), as modified by Section 7.01(f).

(f) CFIUS. CFIUS Clearance shall have been obtained.

Section 8.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or written waiver exclusively by the Company, if permissible under Applicable Law), at or prior to the Closing, of the following further conditions:

(a) Representations and Warranties.

(i) Each of the representations and warranties made by Ultimate Parent, Parent and Merger Sub in Sections Section 5.01, 5.02, 5.03 and 5.04 (collectively, the “Parent Fundamental Representations”) shall, if qualified by materiality, have been accurate in all respects or, if not so qualified by materiality, have been accurate in all material respects, in each case, as of the date of this Agreement and as of the Closing Date as if made on the Closing Date, except for representations and warranties that speak as of a particular date, which shall be accurate in all material respects as of such date; and

(ii) Each of the representations and warranties made by Ultimate Parent, Parent and Merger Sub in this Agreement other than the Parent Fundamental Representations shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on the Closing Date, in each case, (A) except for representations and warranties that speak as of a particular date, which shall be accurate in all respects as of such date, (B) except where the failure to be so accurate has not had and would not reasonably be expected to have a material adverse effect on the ability of Ultimate Parent, Parent and Merger Sub to consummate the Merger and (C) without giving effect to any materiality or similar qualifications, contained or incorporated directly or indirectly in such representations and warranties.

(b) Covenants. Each of the covenants and obligations that Ultimate Parent, Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c) Parent Closing Certificate. The Company shall have received a certificate executed on behalf of Parent by its authorized representative and to the effect that the conditions set forth in Sections 8.03(a) and 8.03(b) have been duly satisfied (the “Parent Closing Certificate”).

ARTICLE 9.

TERMINATION

Section 9.01 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the Merger and the Transaction may be abandoned at any time prior to the Effective Time notwithstanding receipt of the Required Company Stockholder Approval (except as expressly noted), only as follows:

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if the Transaction has not been consummated on or before September 23, 2014 (the “End Date”);

(c) by either Parent or the Company, if a Governmental Authority of competent jurisdiction shall have issued any order, injunction or other decree or taken any other action (including the failure to have taken an action), in each case, which has become final and non-appealable and which permanently restrains, enjoins or otherwise prohibits the Transaction;

(d) by Parent if there shall have occurred a Company Material Adverse Effect;

(e) by either Parent or the Company if (i) the Company Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have voted on a proposal to adopt this Agreement and (ii) this Agreement shall not have been adopted at such meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Company Stockholder Approval; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 9.01(e) if the failure to obtain such stockholder approval results from a breach of this Agreement by such party at or prior to the Effective Time;

(f) by Parent if a Triggering Event shall have occurred;

(g) by the Company, if prior to the adoption of this Agreement by the Required Company Stockholder Approval, the Company Board of Directors shall have determined to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal to the extent permitted by, and in accordance with Section 6.03(g); provided, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 9.01(g) unless (i) the Company is entering into an Alternative Acquisition Agreement with respect to such Superior Proposal in accordance with Section 6.03(g) and (ii) the Company shall have made the payment required to be made to Parent pursuant to Section 9.03(b)(iii);

(h) by Parent, if (i) any representation or warranty of the Company contained in this Agreement shall be inaccurate or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the condition set forth in Section 8.02(a) would not be satisfied, or (ii) the covenants or obligations of the Company contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 8.02(b) would not be satisfied; provided, however, that if an inaccuracy or breach is curable by the Company during the 30-day period after Parent notifies the Company in writing of the existence of such inaccuracy or breach (the “Company Cure Period”), then Parent may not terminate this Agreement under this Section 9.01(h) as a result of such inaccuracy or breach prior to the expiration of the Company Cure Period unless the Company is no longer continuing to exercise reasonable best efforts to cure such inaccuracy or breach;

(i) by the Company, if (i) any representation or warranty of Ultimate Parent, Parent or Merger Sub contained in this Agreement shall be inaccurate or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the condition set forth in Section 8.03(a) would not be satisfied or (ii) the covenants or obligations of Ultimate Parent, Parent or Merger Sub contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 8.03(b) would not be satisfied; provided, however, that if an inaccuracy or breach is curable by Ultimate Parent, Parent or Merger Sub during the 30-day period after the Company notifies Parent in writing of the existence of such inaccuracy or breach (the “Parent Cure Period”), then the Company may not terminate this Agreement under this Section 9.01(i) as a result of such inaccuracy or breach prior to the expiration of the Parent Cure Period unless Ultimate Parent, Parent or Merger Sub, as applicable, is no longer continuing to exercise reasonable best efforts to cure such inaccuracy or breach;

(j) by the Company, if (i) the Marketing Period has ended and all of the conditions set forth in Section 8.01 and Section 8.02 (other than conditions which are to be satisfied by actions taken at the Closing) have been satisfied, (ii) the Company has irrevocably confirmed in writing that the Company is prepared to consummate the Closing, and (iii) Parent fails to consummate the Closing within three Business Days after the delivery of such notice and the Company stood ready, willing and able to consummate the Merger and the other transactions contemplated by this Agreement to occur at the Closing through the end of such three-day period.

The party desiring to terminate this Agreement pursuant to this Section 9.01 (other than pursuant to Section 9.01(a)) shall give a notice of such termination to the other party setting forth a brief description of the basis on which such party is terminating this Agreement.

Section 9.02 Effect of Termination. If this Agreement is terminated pursuant to Section 9.01, then this Agreement shall become void and of no effect without liability of any party (or any Representative, stockholder or Affiliate of such party) to the other party hereto; provided that: (a) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in the Confidentiality Agreement, Section 7.03, this Section 9.02, Section 9.03 and Article 10, which shall survive any termination of this Agreement and (b) neither Ultimate Parent, Parent or Merger Sub, on the one hand, nor the Company, on the other hand, shall be relieved of any obligation or liability arising from any Willful Breach.

Section 9.03 Expenses; Termination Fees.

(a) Except as set forth in this Section 9.03, all fees and expenses incurred in connection with the preparation, negotiation and performance of this Agreement and the consummation of the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Transaction is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys’ fees, incurred in connection with the filing by the parties hereto of the premerger notification and report forms relating to the Transaction under the HSR Act and the filing of any notice or other document under any applicable foreign antitrust law or regulation.

(b) If, but only if, this Agreement is terminated:

(i) (x) by Parent or the Company pursuant to Section 9.01(b) and (y) (A) an Acquisition Proposal has been made to the Company after the date hereof and has not been withdrawn prior to the termination of this Agreement and (B) within 12 months of the termination of this Agreement, the Company (1) enters into a definitive agreement for the consummation of an Acquisition Proposal and such Acquisition Proposal is subsequently consummated (regardless of whether such consummation occurs within the 12-month period) or (2) consummates an Acquisition Proposal, then the Company shall pay, or cause to be paid, to Parent the Company Termination Fee concurrently with the consummation of such transaction if such consummation takes place on a Business Day, and on the next Business Day if the consummation takes place on a day other than a Business Day (provided, however, that for purposes of this Section 9.03(b)(i), the references to “15%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”);

(ii) (x) by Parent or the Company pursuant to Section 9.01(e) and (y) (A) an Acquisition Proposal has been made to the Company after the date hereof and has not been withdrawn prior to the date of the Company Stockholders Meeting (including any adjournments and postponements thereof), (B) such Acquisition Proposal was publicly disclosed prior to the date of the Company Stockholders Meeting (including any adjournments and postponements thereof) and (C) within 12 months of the termination of this Agreement, the Company (1) enters into a definitive agreement for the consummation of an Acquisition Proposal and such Acquisition Proposal is subsequently consummated (regardless of whether such consummation occurs within the 12-month period) or (2) consummates an Acquisition Proposal, then the Company shall pay, or cause to be paid, to Parent the Company Termination Fee concurrently with the consummation of such transaction if such consummation takes place on a Business Day, and on the next Business Day if the consummation takes place on a day other than a Business Day (provided, however, that for purposes of this Section 9.03(b)(ii), the references to “15%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”); or

(iii) by Parent pursuant to Section 9.01(f) or by the Company pursuant to Section 9.01(g), then the Company shall pay, or cause to be paid, to Parent the Company Termination Fee concurrently with such termination if the termination takes place on a Business Day, and on the next Business Day if the termination takes place on a day other than a Business Day.

(c) If this Agreement is terminated by the Company pursuant to Section 9.01(j), then Parent shall, or Ultimate Parent shall cause Parent to, promptly, but in no event later than two Business Days after the date of such termination, pay or cause to be paid to the Company the Parent Termination Fee.

(d) Each of the Company, Ultimate Parent, Parent and Merger Sub acknowledges that (i) the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement, (ii) without these agreements, Ultimate Parent, Parent, Merger Sub and the Company would not enter into this Agreement and (iii) any amount payable pursuant to this Section 9.03 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Company, Ultimate Parent, Parent and Merger Sub in the circumstances in which such amount is payable. The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion and in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

(e) Any amounts payable by the Company pursuant to Section 9.03(b) shall be in addition to any amounts payable by the Company pursuant to Section 9.03(a). Any amounts payable by Parent pursuant to Section 9.03(c) shall be in addition to any amounts payable by Parent pursuant to Section 9.03(a) and any of Parent’s expense reimbursement and indemnification obligations contained in Section 7.08. Any amounts payable pursuant to this Section 9.03 shall be paid by wire transfer of same day funds in accordance with this Section 9.03 to an account designated by the party receiving the amounts payable pursuant to this Section 9.03, provided that such payments can be delayed and such delay will not give rise to a breach of a party’s obligations under this Section 9.03 if the party who is to receive the applicable payment fails to provide the paying party with wiring instructions at least two Business Days prior to the date such fee is to be paid. If the Company or Parent, as applicable, fails to pay when due any amount payable under this Section 9.03, then (i) such party shall reimburse the other party for all reasonable, documented out-of-pocket costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other party of its rights under this Section 9.03 and (ii) such party shall pay to the other party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at the rate of interest per annum equal to the “Prime Rate” as set forth on the date such payment became past due in The Wall Street Journal “Money Rates” column, plus 350 basis points.

(f) Notwithstanding anything to the contrary in this Agreement, in the event that this Agreement is terminated pursuant to Section 9.01(j), the Company’s receipt of the Parent Termination Fee from Parent pursuant to Section 9.03(c) and the payment of any amounts due pursuant to Section 9.03(e) shall be the sole and exclusive remedy of the Company and its Subsidiaries and stockholders against (i) Ultimate Parent, Parent or Merger Sub, (ii) any of Ultimate Parent’s, Parent’s or Merger Sub’s former, current and future Affiliates, assignees, stockholders, controlling persons, directors, officers, employees, agents, attorneys and other Representatives (the Persons described in clauses (i) and (ii), collectively, the “Parent Parties”) and (iii) any Financing Source under the Debt Commitment Letters and their respective Affiliates, Representatives, successors and assigns (those under this clause (iii), collectively, the “Lender Group”) for any losses or damages arising from or relating to this Agreement, any breach of any representation, warranty, covenant or agreement in this Agreement or the failure of the Transaction to be consummated and none of the Parent Parties or members of the Lender Group shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that Parent shall remain obligated for any of its expense reimbursement and indemnification obligations contained in Section 7.08).

(g) Notwithstanding anything to the contrary in this Agreement, but subject to the Company’s rights set forth in Section 10.02, if Ultimate Parent, Parent or Merger Sub fails to effect the Closing for any or no reason or otherwise breaches this Agreement or fails to perform hereunder, then the Company’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against Ultimate Parent, Parent, Merger Sub or any member of the Lender Group for any breach, loss or damage shall be to terminate this Agreement as provided, and only to the extent provided, in Section 9.01, and either (i) receive payment of the Parent Termination Fee and other amounts, if any, referenced in Section 7.08 and Section 9.03(e) and upon payment of the Parent Termination Fee and such other amounts, no Person shall have any rights or claims against Ultimate Parent, Parent or Merger Sub under this Agreement, the Debt Commitment Letters, or otherwise, whether at law or equity, in contract in tort or otherwise, and none of Ultimate Parent, Parent or Merger Sub shall have any further liability relating to or arising out of this Agreement or the Transaction (including the Debt Financing), or (ii) seek damages in respect of a Willful Breach by Ultimate Parent, Parent or Merger Sub. Subject to the Company’s rights set forth in Section 10.02, in no event shall the Company seek or permit to be sought any losses or damages from, or otherwise bring any Proceeding against, Ultimate Parent, Parent or Merger Sub in connection with this Agreement or the Transaction, other than a Proceeding to recover (i) either (A) payment of the Parent Termination Fee and other amounts, if any, referenced in Section 9.03(e) or (B) damages in respect of a Willful Breach by Ultimate Parent, Parent or Merger Sub and (ii) other amounts, if any, referenced in Section 7.08, and for the avoidance of doubt, none of Ultimate Parent, Parent or Merger Sub shall have any liability for losses or damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the transactions contemplated by this Agreement other than the foregoing. Nothing in this Section 9.03(g) shall in any way expand or be deemed or construed to expand the circumstances in which Parent or any other member of the Parent Group may be liable under this Agreement or the Transaction (including the Debt Financing). For the avoidance of doubt, while the Company may pursue both a grant of specific performance of the type contemplated by Section 10.02 and either the payment of (y) the Parent Termination Fee pursuant to Section 9.03(c) or (z) damages in respect of a Willful Breach by Ultimate Parent, Parent or Merger Sub, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance of the type contemplated by Section 10.02 and monetary damages, including all or any portion of the Parent Termination Fee or damages in respect of a Willful Breach.

(h) Notwithstanding anything to the contrary in this Agreement, in the event that this Agreement is terminated pursuant to Section 9.01(b), Section 9.01(e) or Section 9.01(f), Parent’s receipt of the Company Termination Fee from the Company pursuant to Section 9.03(b)(i)–(iv), as the case may be, and the payment of any amounts due pursuant to Section 9.03(e) shall be the sole and exclusive remedy of Ultimate Parent, Parent and Merger Sub against (i) the Company and (ii) any of the Company’s former, current and future Affiliates, assignees, stockholders, controlling persons, directors, officers, employees, agents, attorneys and other Representatives

(the Persons described in clauses (i) and (ii), collectively, the “Company Parties”) for any losses or damages arising from or relating to this Agreement, any breach of any representation, warranty, covenant or agreement in this Agreement or the failure of the Transaction to be consummated, and none of the Company Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

(i) Notwithstanding anything to the contrary in this Agreement, but subject to the rights of Ultimate Parent, Parent and Merger Sub set forth in Section 10.02, if the Company fails to effect the Closing for any or no reason or otherwise breaches this Agreement or fails to perform hereunder, then the sole and exclusive remedy of Ultimate Parent, Parent and Merger Sub (whether at law, in equity, in contract, in tort or otherwise) against the Company for any breach, loss or damage shall be to terminate this Agreement as provided, and only to the extent provided, in Section 9.01, and either (i) receive payment of the Company Termination Fee and other amounts, if any, referenced in Section 9.03(e) and upon payment of the Company Termination Fee and such other amounts, no Person shall have any rights or claims against the Company under this Agreement or otherwise, whether at law or equity, in contract in tort or otherwise, and the Company shall not have any further liability relating to or arising out of this Agreement or the Transaction or (ii) seek damages in respect of a Willful Breach by the Company. Subject to the rights of Ultimate Parent, Parent and Merger Sub set forth in Section 10.02, in no event shall Ultimate Parent, Parent or Merger Sub seek or permit to be sought any losses or damages from, or otherwise bring any Proceeding against the Company in connection with this Agreement or the Transaction, other than a Proceeding to recover either (i) payment of the Company Termination Fee and other amounts, if any, referenced in Section 9.03(e) or (ii) damages in respect of a Willful Breach by the Company, and for the avoidance of doubt, the Company shall not have any liability for losses or damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the transactions contemplated by this Agreement other than the foregoing. Nothing in this Section 9.03(i) shall in any way expand or be deemed or construed to expand the circumstances in which the Company or any other member of the Company Group may be liable under this Agreement or the Transaction (including the Debt Financing). For the avoidance of doubt, while Ultimate Parent, Parent or Merger Sub may pursue both a grant of specific performance of the type contemplated by Section 10.02 and either the payment of (y) the Company Termination Fee pursuant to Section 9.03(b)(i)–(iv), as the case may be, or (z) damages in respect of a Willful Breach by the Company, under no circumstances shall Ultimate Parent, Parent or Merger Sub be permitted or entitled to receive both a grant of specific performance of the type contemplated by Section 10.02 and monetary damages, including all or any portion of the Company Termination Fee or damages in respect of a Willful Breach.

(j) Notwithstanding any provision of this Agreement, the Company, on behalf of itself and each of its stockholders, partners, members, Affiliates, directors, officers, employees, controlling persons and other Representatives (each, a “Seller Related Party”) agrees that none of the Lender Group shall have any liability or obligation to any Seller Related Party in connection with the financing of any portion of the Debt Financing, whether at law, in equity, in contract, in tort or otherwise. Section 10.07 (to the extent relating to the Debt Commitment Letters or Lender Group), 10.08(b) and 10.09 and this Section 9.03(j) are intended to benefit and may be enforced by the Lender Group.

ARTICLE 10.

MISCELLANEOUS

Section 10.01 Notices. All notices, requests and other communications required or permitted under, or otherwise made in connection with, this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered, if delivered, in person, (b) upon confirmation of receipt when transmitted by facsimile transmission, (c) on receipt after dispatch by registered or certified mail, postage prepaid, (d) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery) or (e) in the case of notices delivered by Parent or the Company in connection with Section 6.01, on the date delivered if sent by email (with confirmation of delivery), in each case, addressed as follows:

if to Ultimate Parent, Parent or Merger Sub, to:

Avago Technologies

350 W. Trimble Road, MS 90MG

San Jose, CA 95131

Attention: Patricia McCall

Email: Leopold.Notices@avagotech.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Attention: Christopher Kaufman and Anthony Richmond

Facsimile No.: (650) 463-2600

Email: christopher.kaufman@lw.com

            anthony.richmond@lw.com

if to the Company, to:

LSI Corporation

1110 American Parkway, NE

Allentown, Pennsylvania 18109

Attention: Jean Rankin

Facsimile No.: (610) 712-4030

Email: Leopold.Notices@lsi.com

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue

Suite 1400

Palo Alto, California 94301

Attention: Kenton J. King and M. Amr Razzak

Fax: (650) 470-4570

Email: kenton.king@skadden.com

            amr.razzak@skadden.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.

Section 10.02 Remedies Cumulative; Specific Performance.

(a) The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions of this Agreement in addition to any other remedy to which they are entitled to at law or in equity, in each case without the requirement of posting any bond or other type of security. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law. Notwithstanding the foregoing, in the event of a termination of this Agreement under circumstances in which the Parent Termination Fee is paid, the Company will not be entitled to seek or obtain a decree or order of specific performance to enforce the observance or performance of, and will not be entitled to seek or obtain an injunction restraining the breach of, or to seek or obtain damages or any other remedy at law or in equity relating to any breach of, any covenant or obligation of Ultimate Parent, Parent or Merger Sub. Notwithstanding the foregoing, in the event of a termination of this Agreement under circumstances in which the Company Termination Fee is paid, none of Ultimate Parent, Parent or Merger Sub will be entitled to seek or obtain a decree or order of specific performance to enforce the observance or performance of, and will not be entitled to seek or obtain an injunction restraining the breach of, or to seek or obtain damages or any other remedy at law or in equity relating to any breach of, any covenant or obligation of the Company.

(b) Notwithstanding anything herein to the contrary, subject to the Company’s right to seek specific performance of Parent’s and Ultimate Parent’s obligation to enforce the Debt Commitment in accordance with Section 7.08(b), the Company shall not be entitled to specific performance or any other equitable relief in order to cause Parent and Merger Sub to consummate the Merger or the Transaction unless:

(i) all of the conditions set forth in Section 8.01 and Section 8.02 (other than conditions which are to be satisfied by actions taken at the Closing) have been satisfied;

(ii) Parent and Merger Sub have failed to complete the Closing by the date the Closing is required to occur pursuant to Section 2.01;

(iii) the Debt Financing has been funded in accordance with the terms thereof or would be funded at the Closing; and

(iv) the Company has irrevocably confirmed to Parent in writing that if specific performance is granted and the Debt Financing is funded, then the Closing will occur.

Section 10.03 No Survival of Representations and Warranties. The representations and warranties of contained herein and in any certificate or other writing delivered at the Closing pursuant hereto shall not survive the Effective Time.

Section 10.04 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that no amendment or waiver shall be made subsequent to receipt of the Required Company Stockholder Approval which requires further approval of the stockholders of the Company pursuant to the DGCL without such further stockholder approval.

(b) Notwithstanding anything to the contrary contained herein, Section 9.03(f), Section 9.03(g), Section 9.03(j), Section 10.07 and Section 10.08(b) and this Section 10.04(b) (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of Section 9.03(f), Section 9.03(g), Section 9.03(j), Section 10.07 and Section 10.08(b) and this Section 10.04(b)) may not be modified, waived or terminated in a manner that impacts or is adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources.

(c) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 10.05 Disclosure Schedule References. The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule or Parent Disclosure Schedule, as the case may be, shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties of such party that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to an individual who has read that reference and such representations and warranties. The listing of any matter on a party’s

Disclosure Schedule shall not be deemed to constitute an admission by such party, or to otherwise imply, that any such matter is material, is required to be disclosed by such party under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. No disclosure in a party’s Disclosure Schedule relating to any possible breach or violation by such party of any Contract or Applicable Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. In no event shall the listing of any matter in a party’s Disclosure Schedule be deemed or interpreted to expand the scope of such party’s representations, warranties and/or covenants set forth in this Agreement.

Section 10.06 Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except with respect to Sections 7.05, 9.03(j), 10.07 (to the extent relating to the Debt Commitment Letters or Financing Sources), 10.08(b) and 10.09, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that, after the Effective Time, Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Ultimate Parent, Parent or Merger Sub of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Ultimate Parent, Parent or Merger Sub. Any purported assignment in violation of this Section 10.06(b) shall be void.

Section 10.07 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws that would require the application of the laws of any other jurisdiction. Notwithstanding the foregoing, this Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby (whether in law, contract, tort, equity or otherwise), in each case, solely to the extent relating to the Debt Commitment Letters or the Financing Sources shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 10.08 Jurisdiction.

(a) Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and irrevocably waives, to the fullest extent permitted by Applicable Law, and covenants not to assert or plead any objection it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) Notwithstanding anything herein to the contrary, each Seller Related Party agrees (i) that any Proceeding of any kind or nature, whether at law or equity, in contract, in tort or otherwise, involving a Financing Source in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby shall be brought exclusively in in the Supreme Court of the State of New York, County of New York, or, if under Applicable Laws exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), and each Seller Related Party submits for itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such courts, (ii) not to bring or permit any of its Affiliates or Representatives to bring or support anyone else in bringing any such Proceeding in any other court, (iii) that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 10.01 shall be effective service of process against it for any such Proceeding brought in any such court, (iv) to waive and hereby irrevocably waives, to the fullest extent permitted by Applicable Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court, (v) that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, (vi) that the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York shall govern any such Proceeding and (vii) to irrevocably waive and hereby waives any right to a trial by jury in any such action to the same extent such rights are waived pursuant to Section 10.09.

Section 10.09 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ULTIMATE PARENT, PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Section 10.10 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 10.11 Entire Agreement. This Agreement, the Confidentiality Agreement and each of the documents, instruments and agreements delivered in connection with the transactions contemplated by this Agreement, including each of the Exhibits, the Company

Disclosure Schedule and the Parent Disclosure Schedule, constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 10.12 Severability. If any term, provision, covenant or restriction of this Agreement or the application thereof is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.13 Time is of the Essence. Time is of the essence with respect to the performance of this Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

LSI CORPORATION

By:	/s/ Abhijit Y. Talwalkar
Name: Abhijit Y. Talwalkar
Title: President and Chief Executive Officer

AVAGO TECHNOLOGIES LIMITED

By:	/s/ Hock E. Tan
Name: Hock E. Tan
Title: President and Chief Executive Officer

AVAGO TECHNOLOGIES WIRELESS (U.S.A.) MANUFACTURING INC.

By:	/s/ Anthony E. Maslowski
Name: Anthony E. Maslowski
Title: President and Secretary

LEOPOLD MERGER SUB, INC.

By:	/s/ Anthony E. Maslowski
Name: Anthony E. Maslowski
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]